(Exhibit 1)

This document has been translated from the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

The shares to be issued in connection with this merger are securities of a non U.S. company.  The merger is subject to disclosure requirements of Japan that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights, or to pursue any claim you may have, under the federal securities laws of the United States, since the issuer is located in Japan, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company or its affiliates to subject themselves to a U.S. court’s judgment.

(Translation)

Security Code    3764
March 9, 2009

TO: THE SHAREHOLDERS

ACCA Networks Co., Ltd.
12-1, Yurakucho 1-chome,
Chiyoda-ku, Tokyo

Isamu Suyama
Representative Director and President

NOTICE OF CONVOCATION OF
THE 9TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

We are pleased to announce that the 9th Ordinary General Meeting of Shareholders of ACCA Networks Co., Ltd. (the “Company”) will be held as stated below and your attendance is cordially requested.

In the event that you are unable to attend the meeting, you may exercise your voting rights in writing.  Please review the reference materials for the general meeting of shareholders as set forth below and indicate on the Voting Rights Exercise Form enclosed herewith your approval or disapproval for each agenda item, and return the form to the Company by 6:00PM on March 26, 2009 (Thursday).

Sincerely Yours

Note

1.	Date and Time:	March 27, 2009 (Friday), at 10:00AM

2.	Place of the Meeting:
Sapia Hall of Tokyo Station Conference
Sapia Tower 5F, 7-12, Marunouchi 1-chome, Chiyoda-ku, Tokyo
(The location of the meeting has not changed from that of the previous extraordinary meeting of shareholders.  Please refer to the access map at the end of this notice for confirmation of the place of meeting.)

3.	Purpose of the Meeting:
	Matters to be Reported	1.
Report on the business report, consolidated financial statements and audit reports on the consolidated financial statements by the independent auditor and the board of corporate auditors for the 9th fiscal year (from January 1, 2008 to December 31, 2008).

		2.	Report on the financial statements for the 9th fiscal year (from January 1, 2008 to December 31, 2008).
Matters to be Resolved:
	First Item	Approval of the merger agreement
	Second Item	Partial amendment to the Articles of Incorporation
	Third Item	Election of five (5) directors
	Fourth Item	Election of one (1) corporate auditor

Fifth Item	Election of independent auditor

4.	Reminder
If you exercise your voting rights by proxy, you may appoint one (1) other shareholder who has voting rights as your proxy to attend the meeting on your behalf.  In this case, please submit a document evidencing the proxy’s power of attorney.

-END-

When you attend the meeting in person on the date of the meeting, you are kindly requested to present the Voting Rights Exercise Form enclosed herewith to the receptionist at the place of the meeting.
Please note that if any revisions are made to the contents of the reference materials for the general meeting of shareholders, or the business report, financial statements or consolidated financial statements, the revised contents will be announced on our Internet website (http://www.acca.ne.jp).

(Attachment)

Business Report
(from January 1, 2008 through December 31, 2008)

1.	Current Status of the Group
(1)	Outline of Business for the Current Year
(i)	Business progress and results
Since the beginning of the current consolidated fiscal year,  the Company has taken measures to cut network and operation costs for the total cost reduction in the existing businesses.  Such measures include the consolidation of DSL facilities in the group unit center with consideration of medium- to long-term cost reduction effects for network equipment.  And since August the Company has also been working to reduce costs throughout the Company in close alliance with eAccess Ltd., its parent company.  This joint effort achieved a reduction in the unit purchase price through the bulk purchase of communication equipment (primarily modems), and enabled the cost effective streamlined operation in both storage and distribution systems and customer support area.  Moreover, since November, for the purpose of realizing total management integration and ultimately a complete unification of both companies,  both companies have been operating the cost department in a more integrated way than in the previous outsourcing relationship. There has also been integration of the sales and marketing divisions and back-office sections, which had not been initially contemplated.  Based on the above, the Company has been making its strong effort to realize the greater synergy effects and expansion of business as eAccess Group.
Net sales of the Group for the current consolidated fiscal year decreased by 14.5 % from the prior period to JPY 29,977 million (JPY 35,079 million in the prior period) due to the continuing maturation of DSL’s market.  However, as a result of the cost reduction measures described above, operating profit increased by 30.6 % from the prior period to JPY 2,600 million (JPY 1,991 million in the prior period), and ordinary profit increased 34.5% from the prior period to JPY 2,567 million (JPY 1,909 million in the prior period).  As for net profit after tax, the Company reported an extraordinary loss.  This included expenses related to the closing of the Online Video Distribution Platform Service, implementation costs of the personnel separation program upon the decrease of net sales, and “Adjustment associated with application of uniform accounting policies for parent company and subsidiaries”.  The latter expense was the result of the unification of accounting treatments with the parent company.  However, net profit after tax increased by 15.4% from the prior period to JPY 1,703 million (JPY 1,475 million in the prior period) as a result of the increase in operating profit (see above) and revision of the deferred income tax assets under revisted future profit plan which is made based on a cost structure significantly improved by business alliance with eAccess Ltd.

The progress of each business during the current consolidated fiscal year is as follows:

(a)	Internet connection service to individual users
In the current consolidated fiscal year, the Company has made effort to discourage cancellations.  The Company initiated retention campaigns offering gifts to existing loyal customers of DSL service.  The

Company has been working to win new subscribers by strengthening the alliance with partner ISPs.  Since November, the Company has been planning to expand the DSL service business together with eAccess Ltd., its parent company, and has been making strong effort to yield results in the subsequent periods.
As a result, the number of cancellations decreased by approximately 15 % compared to the prior period (from January to December).  However, the increase of new subscribers remains low due to maturity of the overall DSL market.  As such, the number of subscribers for overall service to individual users was 811 thousand as of the end of December 2008 (962 thousand subscribers as of the end of December 2007), and the net sales of this service decreased to JPY 22,009 million (down 18.2% from the prior period).

(b)	Data communication services to corporate users
In the current consolidated fiscal year, the Company successfully increased the number of corporate subscribers in new fiber optical services.  The new fiber optical services maintain a high quality while being competitive in price.  Since November, the Company has aimed at further expansion of its businesses by combining business activities in eAccess group (which holds wireless data communication services) and in the Group (which maintains its sales channels for corporate users and unique business know-how).
Reflecting the above, the number of subscribers for overall corporate services was 48.8 thousand at the end of December 2008 (50.1 thousand subscribers at the end of December 2007), and net sales of this service was JPY 6,795 million (down 2.9% from the prior period).

(c)	Others
Net sales was impacted by the decrease in sales due to closing of the Online Video Distribution Platform Service, and decrease in the sales of accessory equipments other than that from wholesale access line businesses.  However, due to the collection of usage fees related to DSL facilities (which is a new source of revenue from eAccess Ltd.), net sales of overall “Others” rose to JPY 1,172 million (up 0.4% from the same period of the prior year).
The Group principally engages in the provision of broadband access lines and necessary user-support related thereto.  As a result of above, net sales of the broadband access businesses, etc. for the current consolidated fiscal year became JPY 29,977 million.
Category	Service Item	Amount (in million yen)	Rate of Change from the Prior Period (%)
Broadband Access Services	Internet Connection Services to Individual Users	22,009	-18.2
	Data Communication Services to Corporate Users	6,795	-2.9
	Subtotal	28,805	-15.1
Others		1,172	0.4
Total		29,977	-14.5

(ii)	Status of capital investment
In the current consolidated fiscal year, the Group’s capital investment totaled JPY 1,811 million. This mainly comprised of the JPY 545 million spent on the installation of an internal business system and JPY 684 million spent on upgrading networking equipment.

(iii)	Status of financing
In the current consolidated fiscal year, the Company agreed to form a business and capital alliance with eAccess Ltd., and the Company issued new shares to eAccess Ltd. by third-party allotment as follows:
(a)	Class and number of shares issued	61,790 common shares
(b)	Issue price	JPY 120,000 per share
(c)	Total issue price	JPY 7,414,800,000
(d)	The amount to be incorporated into capital stock	JPY 60,000 per share
(e)	Offering date closing	August 14, 2008
(f)	Payment date	August 15, 2008
(g)	Record date for dividend of new shares	December 31, 2008

Further, the Company entered into a commitment line and overdraft contracts with five (5) financial institutions, and established a borrowing facility of JPY 6,000 million.  The balance of debt drawn down as of the end of the current consolidated fiscal year was JPY 3,000 million.

(iv)	Status of transfer of business, absorption-type split or incorporation-type split
In the current consolidated fiscal year, the Company implemented the incorporation-type split as of June 2, 2008 where the Company transferred its Internet Media Business to zoome Co., Ltd.
As of October 31, 2008, the Company had transferred all of the shares of zoome Co., Ltd., to IT media Inc.

(2)	Financial Position and Operating Results
Category	5th Fiscal Year (Year Ended December 2004)	6th Fiscal Year (Year Ended December 2005)	7th Fiscal Year (consolidated fiscal year) (Year Ended December 2006)	8th Fiscal Year (consolidated fiscal year) (Year Ended December 2007)	9th Fiscal Year (consolidated fiscal year) (Year Ended December 2008)
Net Sales (in thousand yen)	38,672,852	40,588,147	38,829,043	35,079,711	29,977,734
Ordinary Profit (in thousand yen)	2,518,640	2,542,746	1,908,053	1,909,334	2,567,331
Net Profit after tax (in thousand yen)	2,768,479	3,092,881	1,061,551	1,475,914	1,703,875
Net Profit after tax per Share (in yen)	26,589	25,667	8,546	11,867	12,422

Total Assets (in thousand yen)	21,421,287	27,911,925	29,465,193	29,137,787	32,042,975
Net Assets (in thousand yen)	5,091,706	16,376,092	17,492,139	18,058,616	24,454,061
Net Assets per Share (in yen)	48,883	132,046	140,737	145,128	141,701

(Notes)	1.	Net profit after tax per share is calculated based on the average number of outstanding shares during each period.
2.
From the 7th fiscal year, the Company adopted the “Accounting Standard for Presentation of Net Assets in the Balance Sheet” (Accounting Standards Board of Japan Statement No.5, December 9, 2005) and the “Implementation Guidance on Accounting Standard for Presentation of Net Assets in the Balance Sheet” (Accounting Standards Board of Japan Guidance No.8, December 9, 2005).

3.	As the consolidated reporting was adopted from the 7th fiscal year, the figures for the 5th and 6th fiscal year show non-consolidated financial data.
4.
The Company recorded an increase in both sales and profit in the 5th and 6th fiscal year.  This reflected its business base expansion and thorough cost control, which aimed to strengthen its fiscal ground and profitability.

5.
The Company took extensive measures to increase the number of corporate user subscribers of the DSL services and to control costs.  Nonetheless, the Company reported a fall both in sales and profit compared to the prior period in the 7th fiscal year owing to a decrease in the number of individual user subscribers of the DSL services.

6.
The Company reported a fall in sales in the 8th fiscal year due to a decrease in the number of individual user subscribers of the DSL services, but earned a profit as a result of its efficient operation and cost reduction.  This included the consolidation of DSL facilities in the group unit center, outsourcing of its customer services and the consolidation of office space.

7.	The status during the 9th fiscal year (the current consolidated fiscal year) is as stated in “(1) Outline of Business for the Current Year, (i) Business progress and results” above.

(3)	Status of Important Parent Company and Subsidiaries
(i)	Relationship with the parent company
The parent company of the Company is eAccess Ltd., which holds 153,427 shares of the Company (percentage of voting rights: 88.9%).
The Company, like the parent company, engages in broad band access services, and is working together with the parent company to maximize efficiency of operations by promoting business integration.

(ii)	Status of important subsidiaries
 As of the end of the current consolidated fiscal year, the subsidiaries of the Company are as follows.
Name of Company	Amount of Capital	Percentage of Voting Rights Held	Principal Activities

		by the Company
ACCA Solutions Co., Ltd.	JPY 45,000,000	100%	(1)	Consulting and solution integration business development for broadband networks
			(2)	Agency operations for various career services and integration solutions
			(3)	Reselling of the Company’s broadband access lines
ACCA Wireless Co., Ltd.	JPY 550,000,000	100%		Wireless broadband services

(4)	Challenges for the company
In the broadband access market, customer needs are diversifying.  There has been steady promotion of technological innovation, development and expansion of the telecommunication infrastructure to meet such needs.  In order to keep pace with such environmental changes and develop new services and businesses, the maintenance and improvement of profitability in existing businesses is an utmost critical issue.  Therefore, it is necessary to expand the customer base by vigorously improving cost efficiency and exploiting new sales channels, while developing and providing new attractive services on a regular basis.
In order to successfully keep up with these issues, the Company is strengthening its capital alliance with eAccess Ltd., becoming its consolidated subsidiary.  The crucial issues for the Company are to integrate businesses with eAccess Ltd., streamline operations under integrated management, promptly realize the cost reduction, and solidify future vision together with eAccess Ltd.

(i)	Thorough efficient operation and cost reduction
Due to shrinkage of the DSL market, the Group is facing a decline in net sales.  The Group acknowledges that it is extremely important for its management to thoroughly reduce costs to cope with such a decrease.  Therefore, the Company will vigorously take measures to reduce costs, including fixed expenses (such as network-related expenses) and unit prices of variable expenses.  Further, the Company will seek optimal business resource allocation by screening current on-going service menu from in view of their profitability.

(ii)	Expansion of customer base
The Group currently provides DSL services and fiber optic services primarily through wholesale DSL/fiber optic line access providers.  In order to swiftly and precisely meet new customer needs, which are increasingly demanding and diversifying, the Company is making every effort to build strong relationships with each ISP and NSP as direct customers, and to acquire and keep subscribers while preventing cancellations.
Especially for data communication services to corporate users, in addition to ISPs and NSPs, leading telecommunication operators with which the Company has had relationships since its establishment, the Company will strengthen relationship with system integrators and network integrators which directly communicate with end-users in coordination with these operators, in order to enhance the probability of acceptance of its services.

(iii)	Business and management integration with eAccess Ltd.
The Group has integrated its equipment maintenance operation, network maintenance operation, modem rental scheme, modem distribution and operation services and customer support services with eAccess Ltd., its parent company, and has launched operational efficiency improvement and cost reduction initiatives by expanding scales.
Furthermore, since both companies plan to realize integrated management aimed at complete unification of the companies by merger, the Company is striving to maintain and increase the business profitability by managing the cost department in an integrated manner beyond individual process integration as well as by integrating the operation and marketing divisions and back-office sections.
Upon completion of the merger, the shares of the Company are expected to be delisted through a prescribed procedure pursuant to the standards for the delisting of the Jasdaq Securities Exchange.

(iv)	Financial issues
In order to procure the necessary funds for business (including capital for increasing network functionality to provide stable communication services, for developing and providing new services and for upgrading support services), the Company will continue to make concerted efforts to reinforce its revenue base.  This will be achieved by implementing thorough cost reduction described above.  The Company will also strive to maintain its stable financial foundation while focusing on shareholder return as well.  Through these approaches, the Company seeks to reinforce and diversify its sources of capital procurement.

(v)	Enhancing information security
The Group handles customer data and customer’s personal information.  Appropriate management of such information is a top-priority.  This is emphasized throughout to executives and employees.
With the Chief Compliance Officer (the “CCO”) (see note below) in the lead, the “Risk Management Department” conducts company-wide risk management and works to strengthen information security systems.  More specifically, it maintains the relevant rules and implements employee training, etc.
Further, the Company discusses measures to improve information security through the Information Security Committee, comprised of members from each division and department.  Such measures will be implemented throughout the Company.  In addition, the Company monitors the status of information security and provides training regarding information security to prevent the reoccurrences of customer information leakage.
In January 2007, all divisions in the Company which handle customer information obtained a certification “ISO/IEC 27001:2005=JIS Q 27001:2006” (commonly known as ISO27001), an international standard for information security management system.
The Company continues to make efforts to manage operations under a secure structure in compliance with the Personal Information Protection Law, while thoroughly implementing measures to strengthen information security.
(Note) The Company established a position of CCO on July 1 with the ultimate goal of realizing sustainable growth.  The position of the CCO was established for the purpose of actively proceeding with the construction of the internal control system (which serves as an important basis for management strategies) as well as maintaining and improving the total risk management system (including the information security system).  It resulted in eplacement of the position of Chief Security Officer (the “CSO”), the position of which had been responsible for information security management until June.

(5)	Principal Business Activities (as of December 31, 2008)
The business purpose of the Company is to provide broadband access to the Internet and corporate networks through DSL and fiber optic line, targeting individual and corporate end-users in Japan, as well as to conduct necessary user-support services related thereto.

(6)	Principal Business Office (as of December 31, 2008)
Name of Company	Name of Business Office	Location
The Company	Head Office	Chiyoda-ku, Tokyo
	Network Center	Chiyoda-ku, Tokyo
	Takebashi Office	Chiyoda-ku, Tokyo
	Toranomon Office	Minato-ku, Tokyo
ACCA Solutions Co., Ltd.	Head Office	Chiyoda-ku, Tokyo
ACCA Wireless Co., Ltd.	Head Office	Chiyoda-ku, Tokyo

(7)	Status of Employees (as of December 31, 2008)
(i)	Status of Employees of the Group
Number of Employees	Increase (Decrease) from the End of Previous Consolidated Fiscal Year
237	(98)

(Note)	The number of employees above only represents regular employees and does not include any temporary employees, etc. Ten (10) contract employees are included therein.

(ii)	Status of Employees of the Company
Number of Employees	Increase (Decrease) from the End of Previous Year	Average Age	Average Length of Service
227	(85)	39.0	3.1 years

(Note)	The number of employees above only represents regular employees and does not include any temporary employees, etc. Six (6) contract employees are included therein.

(8)	Status of Major Lenders (as of December 31, 2008)
Name of Lenders	Balance of Loans (in thousand yen)
The Norinchukin Bank	2,000,000
The Bank of Yokohama, Ltd.	1,000,000

(9)	Other Important Matters concerning the Current State of the Group
N/A

2.	Current Status of the Company
(1)	Status of Shares (as of December 31, 2008)

(i)	Total number of issuable shares	377,332 shares
(ii)	Total number of outstanding shares	174,222 shares
(iii)	Number of shareholders	5,020
(iv)	Major shareholders
Name of Shareholder	Status of Investment to the Company
	Number of Shares Owned	Voting Ratio
eAccess Ltd.	153,427 shares	88.9%

(2)	Status of Stock Acquisition Rights, Etc.
The current status of the stock acquisition rights (shinkabu yoyakuken), etc. issued pursuant to Articles 280-20, 280-21 and 280-19 of the former Commercial Code and Article 11-5 of the former Law concerning Promotion of Creation of New Business are as follows:

(i)	Status of Stock Acquisition Rights, Etc. Held by Officers of the Company Which Were Granted as Consideration for Execution of Duties (as of December 31, 2008)

Stock subscription rights (shinkabu hikiukeken) issued pursuant to Article 280-19 of the former Commercial Code and Article 11-5 of the former Law concerning Promotion of Creation of New Business

(a)	Stock subscription rights issued based on the special resolution of the general meeting of shareholders held on July 4, 2001
Number of shares underlying the stock subscription rights:
 34 shares
Exercise price of stock subscription rights:
 JPY 201,676 per share
Amount to be incorporated into capital stock due to issuance of shares upon exercise of stock subscription rights:
 JPY 100,838 per share
Exercise period:
 From January 5, 2002 to July 4, 2011
Conditions for exercise of stock subscription rights:
 See Notes 1, 2 and 3.
Status of holding by the officers of the Company:
	Number of Stock Subscription Rights	Number of Underlying Shares	Number of Holders
Directors (excluding outside directors)	-	34	one (1)
Outside Directors	-	-	-
Corporate Auditors	-	-	-

  Stock acquisition rights issued pursuant to Articles 280-20 and 280-21 of the former Commercial Code

(b)	Stock acquisition rights issued based on the special resolution of the general meeting of shareholders held on March 27, 2003
Number of stock acquisition rights:

 25 (one share per stock acquisition right)
Number of shares underlying the stock acquisition rights:
 25 shares
Issue price of stock acquisition rights:
 Free of charge
Amount to be paid upon exercise of each stock acquisition right:
 JPY 195,000 per stock acquisition right (JPY 195,000 per share)
Amount to be incorporated into capital stock due to issuance of shares upon the exercise of stock acquisition rights:
 JPY 97,500 per share
Exercise period:
 From October 30, 2003 to March 26, 2013
Conditions for exercise of stock acquisition rights:
 See Notes 4 and 6.
Status of holding by the officers of the Company:
	Number of Stock Acquisition Rights	Number of Underlying Shares	Number of Holders
Directors (excluding outside directors)	25	25	one (1)
Outside Directors	-	-	-
Corporate Auditors	-	-	-

Stock acquisition rights issued pursuant to Articles 280-20 and 280-21 of the former Commercial Code

(c)	Stock acquisition rights issued based on the special resolution of the general meeting of shareholders held on March 30, 2004
Number of stock acquisition rights:
 70 (one share per stock acquisition right)
Number of shares underlying the stock acquisition rights:
 70 shares
Issue price of stock acquisition rights:
 Free of charge
Amount to be paid upon exercise of each stock acquisition right:
 JPY 426,000 per stock acquisition right (JPY 426,000 per share)
Amount to be incorporated into capital stock due to issuance of shares upon the exercise of stock acquisition rights:
 JPY 213,000 per share
 Exercise period:
From the day corresponding to six (6) months after the issue date to March 29, 2014
Conditions for exercise of stock acquisition rights:
 See Notes 5 and 6.
Status of holding by the officers of the Company:
	Number of Stock Acquisition Rights	Number of Underlying Shares	Number of Holders
Directors (excluding outside directors)	40	40	one (1)
Outside Directors	-	-	-
Corporate Auditors	30	30	one (1)

(d)	Stock acquisition rights issued based on the special resolution of the general meeting of shareholders held on March 30, 2006
Number of stock acquisition rights:
 115 (one share per stock acquisition right)
Number of shares underlying the stock acquisition rights:
 115 shares
Issue price of stock acquisition rights:
 Free of charge
Amount to be paid upon exercise of each stock acquisition right:
 JPY 339,200 per stock acquisition right (JPY 339,200 per share)
Amount to be incorporated into capital stock due to issuance of shares upon the exercise of stock acquisition rights:
 JPY 169,600 per share
Exercise period:
From the day corresponding to six (6) months after the issue date to March 29, 2016
Conditions for exercise of stock acquisition rights:
 See Notes 5 and 6.
Status of holding by the officers of the Company:
	Number of Stock Acquisition Rights	Number of Underlying Shares	Number of Holders
Directors (excluding outside directors)	115	115	2
Outside Directors	-	-	-
Corporate Auditors	-	-	-

(ii)	Status of Stock Acquisition Rights Granted to the Company Employees as Consideration for Execution of Duties during Current Fiscal Year

N/A

(Notes)
1.	Conditions for the exercise of stock subscription rights applicable to directors
(i)
Each grantee shall be either a director or employee of the Company at the time of the exercise of the rights; provided, however, that any director who lost the position as director due to the expiration of his/her term of office may exercise the rights even when he/she is not a director or employee of the Company at the time of such exercise.  In addition, in the event that any director or employee loses his/her position as director due to death during the exercise period, the successor thereof may exercise the rights.

	(ii)	Any grantee may not transfer, pledge or otherwise dispose of its granted rights to any third party.
	(iii)	Other terms and conditions for exercise of the rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the aforementioned grantee.
2.	Conditions for exercise of stock subscription rights applicable to employees
	(i)	Each grantee shall be either a director or employee of the Company at the time of exercise of the rights; provided, however, that any director who lost the position as director due to the expiration of his/her term of office may exercise the rights even when he/she is not a director or employee of the Company at the time of such exercise.  In addition, in the event that any director or employee loses his/her position as director due to death during the exercise period, the successor thereof may exercise the rights.

	(ii)	Any grantee may not transfer, pledge or otherwise dispose of its granted rights to any third party.
(iii)
Other terms and conditions for exercise of the rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the aforementioned grantee based on the resolution of the general meeting of shareholders and the resolution of the board of directors.

3.	Conditions for the exercise of stock subscription rights applicable to authorized supporters as prescribed in Article 11-5 of the former Law concerning Promotion of Creation of New Business
	(i)	Any grantee may not transfer, pledge or otherwise dispose of its granted rights to any third party.
(ii)
Other terms and conditions for the exercise of the rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the aforementioned grantee based on the resolution of the general meeting of shareholders and the resolution of the board of directors.

4.	Any directors or employees to whom stock acquisition rights were granted (“Stock Acquisition Rights Holders”) may not exercise his/her stock acquisition rights in case of any of the following:
(i)
in the event that the Stock Acquisition Rights Holder has lost his/her position as director or employee of the Company at the time of the exercise of the stock acquisition rights; provided, however, that any director who lost his/her position as director or employee of the Company due to the expiration of his/her term of office may exercise his/her stock acquisition rights even when he/she is not a director or employee of the Company at the time of exercise of the stock acquisition rights;

	(ii)	in the event that the Stock Acquisition Rights Holder has died before the first day of the exercise period of the stock acquisition rights;
	(iii)	in the event that the Stock Acquisition Rights Holder becomes subject to imprisonment or any heavier punishment;
(iv)
in the event that the Stock Acquisition Rights Holder is appointed as a full-time or part-time officer or employee of a business competitor of the Company except in cases where such Stock Acquisition Rights Holder has obtained prior written approval from the Company;

	(v)	in the event that the Stock Acquisition Rights Holder breaches any of the terms under the agreement on allotment of stock acquisition rights executed with the Company;
	(vi)	in the event that the Stock Acquisition Rights Holder commits any illegal conduct, or breaches or fails to perform his/her obligations of duties;
(vii)
in the event that any petition for bankruptcy, commencement of procedures for civil rehabilitation or commencement of other similar bankruptcy procedures are filed against the Stock Acquisition Rights Holder, or the Stock Acquisition Rights Holder becomes subject to a seizure, sequestration, preliminary injunction order or procedure for collection of tax delinquency; or
	(viii)	in the event that the Stock Acquisition Rights Holder offers to the Company in a written form designated by the Company to waive all or a part of his/her stock acquisition rights.
5.	Any director or employee who is a Stock Acquisition Rights Holder may not exercise his/her stock acquisition rights in case of any of the following:
(i)
in the event that the Stock Acquisition Rights Holder has lost his/her position as director or employee of the Company at the time of the exercise of the stock acquisition rights; provided, however, that if such loss of position is due to resignation by expiration of his/her term of office, mandatory retirement or other reasonable cause, such Stock Acquisition Rights Holder may exercise his/her stock acquisition rights even when he/she is not either a director or employee of the Company at the time of exercise of the stock acquisition rights;

	(ii)	in the event that the Stock Acquisition Rights Holder has died before the first day of the exercise period of the stock acquisition rights;
	(iii)	in the event that the Stock Acquisition Rights Holder becomes subject to imprisonment or any heavier punishment;
(iv)
in the event that the Stock Acquisition Rights Holder is appointed as a full-time or part-time officer or employee of a business competitor of the Company except in cases where such Stock Acquisition Rights Holder has obtained prior written approval from the Company;

	(v)	in the event that the Stock Acquisition Rights Holder breaches any of the terms under the agreement on allotment of stock acquisition rights executed with the Company;
	(vi)	in the event that the Stock Acquisition Rights Holder commits any illegal conduct, or breaches or fails to perform his/her obligations or duties;
(vii)
in the event that any petition for bankruptcy, commencement of procedures for civil rehabilitation or commencement of other similar bankruptcy procedures are filed against the Stock Acquisition Rights Holder, or the Stock Acquisition Rights Holder becomes subject to a seizure, sequestration or preliminary injunction order or procedure for collection of tax delinquency; or

	(viii)	in the event that the Stock Acquisition Rights Holder offers to the Company in a written form designated by the Company to waive all or a part of its stock acquisition rights.
6.
Other terms and conditions for the exercise of the rights shall be set forth under the agreement on allotment of stock acquisition rights executed by and between the Company and the aforementioned grantee based on the resolution of the general meeting of shareholders and the resolution of the board of directors.

(3)	Status of Officers
(i)	Status of Directors and Corporate Auditors (as of December 31, 2008)
Position in the Company	Name	Business in Charge and Representative Position, Etc. of Other Corporations, Etc.
Representative Director and President	Isamu Suyama	CEO
Representative Director	Dai Sakata	Executive Vice President

Technical and Operation
Director	Hiroyuki Tsukamoto	Executive Vice President Strategy and Corporate Development, and Marketing Division
Director	Koichi Hirono	Executive Officer General Administration
Director	Ryusaku Hoshino	Principal of Ignite Group, Inc. Representative Director of K.K. AGS
Director	Noritsugu Yamaoka
Director	Hiroyoshi Yamamoto	Representative Director of Y’s Create K.K.
Director	Koji Fukata	Representative Director and President of eAccess Ltd.
Director	Hideo Kobayashi	Representative Director and Vice President of eAccess Ltd.
Director	Eric Gan	Representative Director, President and COO of EMOBILE Ltd. Director of eAccess Ltd. Director of CULTIVE Ltd.
Director	Sayaka Iida	Executive Officer and CFO of eAccess Ltd.
Director	Atsushi Tanaka	Executive Officer and CFO of EMOBILE Ltd. Representative Director and President of CULTIVE Ltd.
Director	Masashi Ishida	CSO of eAccess Ltd. Executive Officer and General Manager of Management of EMOBILE Ltd.
Standing Auditor	Masashi Nakaki
Corporate Auditor	Seishi Fujita	Representative of Fujita CPA Director of Steps Partners Inc.
Corporate Auditor	Yukio Goto

(Notes)
1.
The directors, Mr. Ryusaku Hoshino, Mr. Noritsugu Yamaoka, Mr. Hiroyoshi Yamamoto, Mr. Koji Fukata, Mr. Hideo Kobayashi, Mr. Eric Gan, Ms. Sayaka Iida, Mr. Atsushi Tanaka and Mr. Masashi Ishida, are outside directors stipulated in Article 2, Item 15 of the Corporation Law.

2.	The auditors, Mr. Seishi Fujita and Mr. Yukio Goto, are outside auditors stipulated in Article 2, Item 16 of the Corporation Law.
3.	The auditor Mr. Seishi Fujita is qualified as a certified public accountant and has managerial-level knowledge of financial and accounting matters.
4.	The directors, Mr. Hiroyuki Tsukamoto and Mr. Atsushi Tanaka, resigned as directors as of December 31, 2008.

(ii)	Directors and Corporate Auditors Who Resigned during the Fiscal Year
Position in the Company at the time of Resignation	Name	Business in Charge and Representative Position, Etc. of Other Corporations, Etc. at Resignation	Date of Resignation	Reason of Resignation
Director	Motonobu Sato	IT Business Unit, IT Solution Business Manager of Mitsui & Co., Ltd.	March 17, 2008	Voluntary resignation
Corporate Auditor	Akira Kaido	IT Business Unit, New Business Officer Manager of Mitsui & Co., Ltd.	March 17, 2008	Voluntary resignation
Director	Norio Sasada	Net Business Division, Voice Service Manager of NTT Communications Corporation	September 30, 2008	Voluntary resignation
Corporate Auditor	Reisuke Senga	Finance and Accounting Department, Accounting and Tax Affairs Manager of NTT Corporation	October 1, 2008	Voluntary resignation

(Notes)
	1.	The directors, Mr. Motonobu Sato and Mr. Norio Sasada, were outside directors stipulated in Article 2, Item 15 of the Corporation Law.
	2.	The auditors, Mr. Akira Kaido and Mr. Reisuke Senga, were outside auditors stipulated in Article 2, Item 16 of the Corporation Law.

(iii)	Compensation, Etc. of Directors and Corporate Auditors
(a)	Aggregate Amount of Compensation, Etc. for the Fiscal Year
Classification	Number of Receivers	Amount of Payment (in thousand yen)
Directors (of which are outside directors)	9 (3)	46,338 (11,912)
Corporate Auditors (of which are outside corporate auditors)	3 (1)	20,902 (3,781)
Total (of which are outside officers)	12 (4)	67,240 (15,693)

(Notes)
	1.	The above data includes two (2) directors and one (1) corporate auditor who resigned at the time of closing of the 8th Ordinary General Meeting of Shareholders held on

March 28, 2008.
2.	The aggregate amount of compensation, etc. of the directors does not include the employee salaries of the directors who concurrently serve as an employee.
3.
It was resolved at the 5th Ordinary General Meeting of Shareholders held on March 30, 2005 that the amount of compensation of the directors would be JPY 150,000,000 or less per year (exclusive of employee salaries).

4.	It was resolved at the 5th Ordinary General Meeting of Shareholders that the maximum amount of compensation of the auditors would be JPY 30,000,000 or less per year.
5.	In addition to the above payment, the Company paid JPY 42,207,000 as employee salaries to three (3) directors who concurrently serve as an employee.
6.	There are eleven (11) directors and three (3) corporate auditors as of the end of the fiscal year.

(b)	Aggregate Amount of Executive Compensation Received by Outside Officers from Parent Company or Subsidiaries, Etc.
During the fiscal year, the outside directors and the outside corporate auditors received JPY 14,325,000 as executive compensation from the parent company or subsidiaries for which they concurrently serve as officers.

(iv)	Matters Concerning Outside Officers
(a)	Concurrent Office as Executive Directors, Etc. of Other Companies
Classification	Name	Name of Company in Which Concurrent Office is Held and Contents of Concurrent Office
Outside Director	Ryusaku Hoshino	Principal of Ignite Group, Inc. Representative Director of K.K. AGS
Outside Director	Hiroyoshi Yamamoto	Representative Director of Y’s Create K.K.
Outside Director	Koji Fukata	Representative Director and President of eAccess Ltd.(*1)
Outside Director	Hideo Kobayashi	Representative Director and Vice President of eAccess Ltd.
Outside Director	Eric Gan	Representative Director, President and COO of EMOBILE Ltd. (*2) Director of eAccess Ltd. Director of CULTIVE Ltd.
Outside Director	Sayaka Iida	Executive Officer and CFO of eAccess Ltd.
Outside Director	Atsushi Tanaka	Executive Officer and CFO of EMOBILE Ltd. Representative Director and President of CULTIVE Ltd.
Outside Director	Masashi Ishida	CSO of eAccess Ltd. Executive Officer and General Manager of Management of EMOBILE Ltd.
Outside Corporate Auditor	Seishi Fujita	Director of Steps Partners Inc.

(Notes)

*1	eAccess Ltd. holds 153,427 shares in the Company (as of December 31, 2008), and it is also a specified related business entity of the Company.
*2	EMOBILE Ltd. is a specified related business entity of the Company.

(b)	Concurrent Office as Outside Officers of Other Companies
Classification	Name	Name of Company in Which Concurrent Office is Held and Contents of Concurrent Office
Outside Director	Ryusaku Hoshino	Outside director of AXIOM Co., Ltd.
Outside Corporate Auditor	Seishi Fujita	Outside corporate auditor of Archiedge Corporation Outside corporate auditor of Weve Inc. Outside corporate auditor of Rozetta Corporation Outside corporate auditor of Le Chocolat du Diamant Co., Ltd.
Outside Corporate Auditor	Masao Goto	Outside corporate auditor of eAccess Ltd. Outside corporate auditor of EMOBILE Ltd.

(c)	Main Activities
Activities
(Director) Norio Sasada
Mr. Sasada participated in six (6) out of twenty-two (22) meetings of the board of directors which were held by his resignation as director during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning telecommunication businesses, etc.

(Director) Ryusaku Hoshino
Mr. Hoshino participated in thirty-three (33) out of thirty-three (33) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning business investments, etc.

(Director) Noritsugu Yamaoka
After his appointment to director, Mr. Yamaoka participated in twenty-six (26) out of twenty-seven (27) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning business operation and management, etc.

(Director) Hiroyoshi Yamamoto
After his appointment to director, Mr. Yamamoto participated in twenty-three (23) out of twenty-seven (27) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning management strategies, etc.

(Director) Koji Fukata
After his appointment to director, Mr. Fukata participated in ten (10) out of eleven (11) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning telecommunications businesses, etc.
(Director) Hideo Kobayashi
After his appointment to director, Mr. Kobayashi participated in ten (10) out of eleven (11) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning management strategies, etc.

(Director) Eric Gan
After his appointment to director, Mr. Gan participated in ten (10) out of eleven (11) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning management strategies, etc.

(Director) Sayaka Iida
After her appointment to director, Ms. Iida participated in ten (10) out of eleven (11) meetings of the board of directors held during the fiscal year.  She spoke in the meetings based on her deep knowledge and experience in finance and accounting, etc.

(Director) Atsushi Tanaka
After his appointment to director, Mr. Tanaka participated in ten (10) out of eleven (11) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience in finance and accounting, etc.

(Director) Masashi Ishida
After his appointment to director, Mr. Ishida participated in ten (10) out of eleven (11) meetings of the board of directors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning business operations and management, etc.

(Corporate Auditor) Reisuke Senga
After his appointment to corporate auditor, Mr. Senga participated in sixteen (16) out of twenty-two (22) meetings of the board of directors, and in thirteen (13) out of fourteen (14) meetings of the board of corporate auditors held by the time of his resignation as auditor during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning finance and accounting, etc.

(Corporate Auditor) Seishi Fujita
After his appointment to corporate auditor, Mr. Fujita participated in twenty-seven (27) out of twenty-eight (28) meetings of the board of directors, and in seventeen (17) out of seventeen (17) meetings of the board of corporate auditors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning finance and accounting, etc.

(Corporate Auditor) Yukio Goto
After his appointment to corporate auditor, Mr. Goto participated in eleven (11) out of eleven (11) meetings of the board of directors, and in eight (8) out of eight (8) meetings of the board of corporate auditors held during the fiscal year.  He spoke in the meetings based on his deep knowledge and experience concerning telecommunications businesses, etc.

(d)	Outline of Liability Limitation Agreement

The Company and both the outside directors and outside corporate auditors entered into the agreement to limit liabilities on compensation for damages pursuant to Article 20, Paragraph 2 and Article 31, Paragraph 2 of the Articles of Incorporation of the Company.  The maximum amount of damages payable under the relevant agreement is the minimum amount of liability as prescribed in Article 425, Paragraph 1 of the Corporation Law for any good-faith performance of duties of the directors or corporate auditors without any gross negligence on the part of any directors or corporate auditors.

(4)	Status of Independent Auditor
(i)	Name: Deloitte Touche Tohmatsu

(ii)	Amount of Fees Etc:
Amount of Payment (in thousand yen)
Amount of fees, etc. of the independent auditor for the fiscal year	30,000
Total amount of money or other financial benefit payable to the independent auditor from the Company or its subsidiaries	32,329
(Note)
Since the amount of audit fees, etc. for the audit under the Corporation Law and for the audit under the Financial Instruments and Exchange Law are not specifically classified under the audit agreement executed by and between the Company and the independent auditor, nor can such amount of audit fees, etc be substantially classified, the total amount of both audit fees are described in the amount of fees etc. of the independent auditor for the fiscal year above.

(iii)	Contents of Non-Audit Services
 The Company entrusts the independent auditor to review its quarterly financial statements which is classified as a service other than the services listed under Article 2, Paragraph 1 of the Public Accountant Law, and the Company pays consideration for the relevant service to the independent auditor.

(iv)	Policies for Determination of Removal or Non-reappointment
 At the convenience of the Company, the board of directors may propose removal or non-reappointment to be resolved at the general meeting of shareholders.
 In addition, in the event that the independent auditor is deemed to fall under any items of Article 340, Paragraph 1 of the Corporation Law, the board of corporate auditors will remove the independent auditor subject to unanimous consent of all corporate auditors.  In this case, the corporate auditor selected by the board of corporate auditors will report the removal of the independent auditor and the reason thereof at the first general meeting of shareholders convened after the removal.  The board of corporate auditors may determine whether or not to reappoint the independent auditor by taking into account the number of years of continuous audit services, etc. provided by the independent auditor.  In the event that the board of corporate auditors makes a determination not to reappoint the independent auditor, it will request the board of directors to make a proposal of not reappointing the independent auditor at the general meeting of shareholders.  The board of directors will resolve to submit the proposal requested by the board of corporate auditors as an agenda item to be resolved at the general meeting of shareholders.

3. Corporate structures and policies
(1)	Basic policies for internal control
(i)	A structure to ensure that directors and employees perform their duties in conformity with laws, ordinances and the articles of incorporation
The Company establishes the “Compliance Guidelines” and the “ACCA Value” as the employees’ action principle, and endeavors to raise the compliance awareness of the employees.  The Company regularly holds the compliance committee, chaired by the President and Representative Director (the “CEO”) and composed of each section manager and other members, to decide measures aimed at promoting and improving compliance across the company and strengthening monitoring.  The Company also holds compliance seminars, and creates a structure to ensure thorough adherence to compliance and corporate ethics.
In addition, the Company employs a consultation and reporting system, and creates a structure for the consultation, and reporting, of any breach or potential breach of compliance discovered within the company.  Pursuant to the Whistle-blower Protection Law, the Company determines that matters reported will be handled properly and reporting persons will not be treated unfairly.
The Company shall have no relationship with any anti-social forces which threaten social order and sound corporate activities.  When receiving any unreasonable request, the Company will work with the police, in-house counsel and other professionals, and deal with such requests systematically and appropriately.
Furthermore, the Company establishes the internal control committee chaired by the CEO for the purpose of, among other things, creating, monitoring and improving an internal control system, and appoints the CCO in charge of promoting the company-wide internal control.

(ii)	A structure for storing and managing information concerning the directors’ performance of their duties
In accordance with laws, ordinances and internal rules such as the Document and Seal Management Rules (bunsho inshou kanri kitei) and the Information Assets Management Rules (jouhou shisan kanri kitei), etc., the Company records, stores and maintains information concerning the directors’ performance of their duties in writing or in the form of electromagnetic information.  In addition, the Company manages the grant of access to such information, and monitors the status of management through semi-annual security audits.

(iii)	Rules for managing the risk of loss and other structures
On the initiative of the “Risk Management Department” under the CCO in charge of promoting the company-wide internal control, the Company establishes the risk management rules, and draws up a risk management plan for the purpose of, among other things, preventing the risk of, implementing measures to reduce the impact of, and monitoring major accidents, disasters and scandals, and preparing a business continuation plan in the case of the occurrence of such events.

As for risks in information security, the Company designs and promotes corporate policies, objectives and basic strategies relating to company-wide information security.  The Company also forms the information security committee, composed of the representatives of each department and section in the Risk Management Department as an advisory board to the CCO, in order to build and improve information security appropriately.  Under the control, supervision and instruction of the CCO, the information security committee formulates and continuously reviews the basic policies, creates and operates the structure and process, identifies problems through monitoring and other methods, and arranges improvement measures, in relation to information security.
Furthermore, in order to reduce a financial risk, the Company establishes a structure confining the possible risks to a reasonable scope which is considered necessary to carry out the business under the internal rules, including the Management Performance Meeting Rules (keiei shikkou kaigi kitei), the Accounting Rules (keiri kitei), the Fund Management Rules (shikin kanri kitei), the Sales Business Rules (eigyou gyoumu kitei) and the Business Partners Management Rules (torihikisaki kanri kitei).

(iv)	A structure to ensure that directors perform their duties efficiently
The Company regularly holds a board of directors’ meeting once a month in principle for the purpose of, among other things, determining important matters and managing and supervising the status of the business performance in accordance with laws, ordinances, the articles of incorporation and internal rules.  In addition, the Company holds a management performance meeting, consisting of the CEO and other executive officers and the persons designated by the CEO, every week in principle to consider basic business policies and other matters which are important for business performance, and discuss basic corporate management strategies for the smooth and proper management of business performance.
Furthermore, the Company defines the job posts and the responsibilities and powers of each job post pursuant to the Business Allocation Rules (shokumu bunshou kitei) and the Approval Power Rules (kessai kengen kitei), in order to manage the business systematically and efficiently and clarifies accountability.  In terms of the management of business performance, the Company draws up a medium to long-term management plan and a budget for each fiscal year in the view of future business environments, and sets a company-wide goal.  Each department and section formulates and implements specific measures toward the goal.

(v)	A structure to ensure that the corporate group composed of the Company and its parent company and subsidiaries performs the business appropriately
The Company cooperates with its parent company eAccess Ltd., as needed for the purpose of, among other things, establishing corporate ethics and developing a structure to comply with laws, ordinances, the articles of incorporation and internal rules, and other structures to ensure the appropriateness of the business.
In addition, the Company stipulates in the rules of its subsidiaries that matters which should be consistent with the direction of its business strategies, matters which have a great financial impact on companies accounted for on a consolidated basis (renketsu kessan tekiyou gaisha), and matters which should be understood for the purposes of its financial results and investor relations, among other things, need to be discussed or reported in advance.  Furthermore, within the Company, the section in charge of managing related companies and the department and section connected with the business of subsidiaries regularly receive a report from subsidiaries, and audit subsidiaries when necessary.

(vi)	A structure for the employees whom corporate auditors request to appoint to assist their duties
The Company’s corporate auditors shall be entitled to order any specific employees as needed to perform the business for the purpose of assisting their duties.

(vii)	Matters concerning the independence of the employees in item (vi) above from the directors
In the event that the Company appoints any employee to assist the duties of corporate auditors, the Company shall, following the discussions between directors and corporate auditors, create a management system for proper control, order, instruction and evaluation, in order to ensure the employees’ independence from the directors.

(viii)	A structure for directors and employees to report to corporate auditors, and other structures for reporting to corporate auditors
When a director discovers any fact which may cause substantial damage to the company, the director shall immediately report to corporate auditors in accordance with laws and ordinances.
In addition, full-time corporate auditors (joukin kansayaku) attend the board of directors’ meetings, as well as the management performance meetings, the compliance committee, the information security committee and the internal control committee to discuss basic business policies and other matters which are important for the business performance, inspect a written request for managerial approval (ringi sho) and other documents and items relating to business performance, and request directors or employees to explain them if necessary.

(xi)	A structure to ensure that the audits of corporate auditors will be conducted effectively
The Company provides the board of corporate auditors an opportunity to obtain a hearing of executive directors (gyoumu shikkou torishimariyaku) and key employees, and holds a meeting to exchange opinions with the CEO, the Internal Audit and the accounting firm if necessary.

(2)	Policies for deciding the dividend of surplus, etc.
The Company believes that profit return to shareholders is one of the top management challenges, and has established a basic policy to return profits continuously and stably, taking into consideration the growth strategies for the future and the internal reserve for needs of funds.  As for dividends, the Company basically maintains a dividend payout ratio of not less than 30% of the net profit after tax, but seeks to further increase the ratio in the medium to long term.  In addition, the Company has considered and implemented the acquisition of its own shares, according to circumstances, to raise the level of profit return to shareholders.  The Company paid a dividend of 3,750 yen per share for the first half of the current fiscal period, as originally expected, and also decided to pay a final dividend of 3,750 yen per share.

As announced in the “Notice Concerning Merger” dated February 12, 2009, the Company entered into a merger agreement under which its parent company eAccess Ltd., will become a surviving company and the Company will become a dissolving company on June 25, 2009, subject to approval at the annual general meeting of shareholders to be held on March 27, 2009.  Accordingly, no dividend will be paid for fiscal 2009.

(For information: IT glossary)
・	DSL (Digital Subscriber Line): a general term for high-speed digital transmission systems using copper telephone cables (subscriber lines). DSL includes ADSL, SDSL and VDSL, among other things.

・	ISP (Internet Service Provider): a provider which offers internet connection services mainly to personal users; also known as “provider” for short.

・	Broadband: a broadband; nowadays, this increasingly implies a faster, larger-capacity internet connection (such as xDSL and optical fiber in technological terms).

CONSOLIDATED BALANCE SHEET
 (As of December 31, 2008)

ASSETS	AMOUNT (in thousand JPY)
Current Assets:	21,444,930
Cash and cash equivalents	11,492,574
Accounts receivable (Trade)	4,162,853
Inventories	128,316
Deferred income tax assets	2,213,638
Accounts receivable-other	53,672
Lease payments receivable	3,222,614
Others	211,784
Allowance for doubtful accounts	(40,522)

Fixed Assets:	10,598,044
Tangible fixed assets	7,179,764
Machine and equipment	6,807,170
Others	372,593
Intangible fixed assets	2,257,042
Software	1,709,169
Others	547,873
Investments and other assets	1,161,237
Deferred income tax assets	912,963
Others	248,274
TOTAL ASSETS	32,042,975

LIABILITIES	AMOUNT (in thousand JPY)
Current Liabilities:	7,518,031
Accounts payable (Trade)	3,437,244
Short-term loans payable	3,000,000
Expenses payable	600,048
Corporate tax payable	50,047
Bonus reserve	43,787
Others	386,903
Fixed Liabilities:	70,883
Pension reserve	70,883
TOTAL LIABILITIES	7,588,914

NET ASSETS
Shareholders’ Equity:	24,454,061
Paid in capital	16,693,636
Capital surplus	5,374,823
Earned surplus	2,579,490
Treasury stocks	(193,889)
TOTAL NET ASSETS	24,454,061

TOTAL LIABILITIES & NET ASSETS	32,042,975

CONSOLIDATED STATEMENT OF INCOME
(For the fiscal year from January 1, 2008 to December 31, 2008)
(in thousand yen)
Items	Amount
Net sales		29,977,734
Costs of Sales		22,291,558
Gross profit		7,686,176
Selling, general and administrative expenses		5,085,286
Operating profit		2,600,889
Non-operating income
Interest income	35,395
Others	23,845	59,240
Non-operating expenses
Interest expenses	50,928
Commissions expense	39,199
Others	2,670	92,799
Ordinary profit		2,567,331
Extraordinary profits
Gain on sale of affiliates’ shares	60,002
Gain on sale of fixed assets	6,192	66,195
Extraordinary losses
Loss on disposal of fixed assets	75,999
Adjustment associated with application of uniform accounting policies for parent company and subsidiaries	2,864,810
Impairment losses	394,740
Loss on extraordinary retirement support	127,125
Others	120,825	3,583,500
Net loss before adjustments on taxes		949,973
Income tax expense-Current	6,331
Income tax expense-Deferred	(2,660,180)	(2,653,849)
Net profit after tax		1,703,875

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
AND OTHER NET ASSETS
(for the fiscal year from January 1, 2008 to December 31, 2008)
(in thousand yen)
	Shareholders’ Equity					Total Net Assets
	Paid in Capital	Capital Surplus	Earned Surplus	Treasury Stocks	Total Shareholders’ Equity
Balance at December 31, 2007	12,986,236	3,467,195	1,605,184	-	18,058,616	18,058,616
Net change in this period
Issue of new shares	3,707,400	3,707,400			7,414,800	7,414,800
Cash dividends			(729,568)		(729,568)	(729,568)
Repurchase of treasury stocks				(1,993,661)	(1,993,661)	(1,993,661)
Cancellation of treasury stocks		(1,799,772)		1,799,772	-	-
Net profit after tax			1,703,875		1,703,875	1,703,875
Total net change during the consolidated fiscal year	3,707,400	1,907,628	974,306	(193,889)	6,395,444	6,395,444
Balance at December 31, 2008	16,693,636	5,374,823	2,579,490	(193,889)	24,454,061	24,454,061

 (Significant Matters Fundamental to the Preparation of Consolidated Financial Statements)
1.	Matters Concerning Scope of Consolidation
Number of consolidated subsidiaries: two (2)
Name of consolidatedsubsidiaries:	ACCA Solutions Co., Ltd.
ACCA Wireless Co., Ltd.
           With respect to zoome Co., Ltd. which was newly established during the current consolidated fiscal year and was sold thereafter during the same consolidated fiscal year, the financial data of zoome Co., Ltd. for the period which was held by the Company is also consolidated.

2.         Matters Concerning Application of Equity Method
N/A

3.         Matters Concerning Fiscal Year of Consolidated Subsidiaries
The fiscal closing date of the consolidated subsidiaries is same as the consolidated closing date.

4.          Matters Concerning Accounting Criteria
(1) Criteria and method of valuation of significant assets
(i)	Marketable securities
Other securities
	Those without market value:	At cost by moving average method.
(ii)	Inventory assets
	Products	At cost by gross average method
	Inventories	At cost by last purchase cost method
(2) Depreciation of Significant Depreciated Assets

(i)	Tangible fixed assets:	Straight-line method

The main durable years is as follows:
Machine and equipment:     3-10 years
(Additional information)
Following the amendment to the Corporation Tax Law, with respect to any tangible fixed assets acquired before March 31, 2007, commencing from the consolidated fiscal year immediately after the consolidated fiscal year in which the amount of depreciation calculated by using the method under the Corporation Tax Law before amendment reached 5% of the acquisition price, an amount equivalent to the differentials between the amount equivalent to 5% of the acquisition price and the memorandum price will be equitably depreciated for 5 years and accounted as part of depreciation.
The relevant accounting will not materially affect the operating profit, ordinary profit and income before tax.

(ii)	Intangible fixed assets
	Software:	It is depreciated by a straight-line method based on their durable years (5 years) inside the Company.
	Telecommunication Facilities Licenses:	It is depreciated by a straight-line method for a period of 20 years.

(Amendment to Accounting Policies)
Previously, any expenditure required to connect NTT terminal stations or relay stations with the Company’s network facilities were accounted as the telecommunication facilities licenses within the intangible fixed assets item, and they were depreciated for the duration of 20 years.  However, when the Company became a consolidated subsidiary of eAccess Ltd. during this consolidated fiscal year, the Company determined that, in light of the purport described in the “Tentative Audit Treatment Concerning the Adoption of Consistent Accounting Policies by Parent and Subsidiary Companies” (Japanese Institute of Certified Public Accountants, Audit and Assurance Practice Committee Report No. 56), it is more reasonable to apply uniform accounting policies to the  parent company and subsidiaries.  Accordingly, the Company made adjustments to apply such uniform accounting policies for the parent company and subsidiaries at the end of this consolidated fiscal year, and recorded the relevant assets as machine and equipment among the tangible fixed assets, and they are scheduled to be depreciated for a durable period of 3-10 years.  The differential from the previous book value which accrued as a result of this adjustment (JPY 2,864,810 thousand) is recorded as part of the extraordinary losses as “Adjustment associated with application of uniform accounting policies for parent company and subsidiaries.”  The depreciation during this consolidated fiscal year is conducted as above as the telecommunication facilities licenses.

	Goodwill:	It is depreciated by straight-line method for an effective period which will not be more than 20 years.
(iii)	Investments and Other Assets
	Long-term prepaid expenses:	These expenses are equitably depreciated.
(3) Treatment of Deferred Assets
Share issuance expenses:	These expenses are fully accounted as accrued upon the delivery of shares.
(4) Accounting Criteria for Significant Allowances
(i)	Allowance for doubtful accounts:
In order to prepare for loss from bad loans, doubtful loans are estimated based on actual loan loss rate for general claims and possibility for individual collection for certain claims doubtful of being collected.

(ii)	Bonus reserve:	In order to prepare for the payment of bonus to employees, the amount payable during this consolidated fiscal year out of the scheduled payment of bonus is recorded.
(iii)	Pension reserve:
In order to prepare for the payment of pensions to employees, the amount recognized to have accrued in this consolidated fiscal year is based on pension liabilities and pension asset balance as of the end of this consolidated fiscal year.  The past service liabilities are accounted as expenses by straight-line method for the number of years within the average remaining service term of the employees at the time of accrual (11.2 years).

(5)   Criteria for Conversion of Significant Assets and Liabilities Denominated in Foreign-Currencies into JPY
 The monetary claims and liabilities denominated in foreign currencies are converted to JPY at the spot exchange rate as of the consolidated closing date, and the exchange differences are accounted as profit or loss.

(6)   Significant Lease Transactions
 Finance lease transactions except those where the ownership in the leased articles transfers to the borrower are accounted in accordance with ordinary lease arrangement if the Company is a borrower, or are accounted in accordance with ordinary sales arrangement if the Company is a lender.

(7)   Other Significant Matters Fundamental to the Preparation of Consolidated Financial Statements
 Accounting of national and local consumption taxes:
 Excluded from figures.

5.         Matters Concerning Valuation of Assets and Liabilities of Consolidated Subsidiaries
The assets and liabilities of the consolidated subsidiaries are evaluated by full market valuation method.

(Notes to Consolidated Balance Sheet)
Accrued depreciation of tangible fixed assets    JPY 7,318,727 thousand
(Note) The accrued impairment loss is included in the accrued depreciation.

(Notes to Consolidated Profit and Loss Statement)
1.          Significant Incomes in Others of Non-Operating Income
Penalty receivable:                                                JPY 6,654 thousand

2.          Adjustment Associated with Application of Uniform Accounting Policies for Parent Company and Subsidiaries
The relevant amount is described in the paragraph, “(Significant Matters Fundamental to the   Preparation of Consolidated Financial Statements) 4. Matters Concerning Accounting Criteria, (2) Depreciation of Significant Depreciated Assets (ii) Intangible fixed assets- Telecommunication Facilities Licenses.”

3.          The details of impairment losses are as follows:
Location	Purpose of Use	Type	Amount of Impairment Loss (in thousand yen)
Tokyo	Business assets	Machine and equipment	57,328
		Lease assets	20,779

Software	207,302
Goodwill	9,741
Others	99,587
Total	394,740
     Our Group is basically grouping the business assets as the broadband access services.  Since the Group has determined to restructure the unprofitable businesses such as Online Video Distribution Platform Service within the broadband access services, the book value of the assets used in the relevant business was reduced to the collectible value, and such amount of reduction is accounted as impairment loss.
The collectible value was calculated based on the net sales value.

(Notes to Consolidated Statement of Changes in Shareholders’ Equity and Other Net Assets)
1.          Matters Concerning Type and Aggregate Number of Outstanding Shares
Type of Shares	Number of Shares as of the end of the previous Consolidated Fiscal Year	Increased Number of Shares for this Consolidated Fiscal Year	Decreased Number of Shares for this Consolidated Fiscal Year	Number of Shares as of the end of this Consolidated Fiscal Year
Common shares (See Notes 1 and 2)	124,432 shares	61,790 shares	12,000 shares	174,222 shares
(Notes)
1.	The number of outstanding common shares increased by 61,790 shares due to the issue of new shares of stock by allotment to a third-party.
2.	The number of outstanding common shares decreased by 12,000 shares due to cancellation of the treasury stocks.

2.          Matters Concerning Type and Aggregate Number of Treasury Stocks
Type of Shares	Number of Shares as of the end of the previous Consolidated Fiscal Year	Increased Number of Shares for this Consolidated Fiscal Year	Decreased Number of Shares for this Consolidated Fiscal Year	Number of Shares as of the end of this Consolidated Fiscal Year
Common shares (See Notes 1 and 2)	- shares	13,648 shares	12,000 shares	1,648 shares
(Notes)
1.	The number of treasury common shares increased by 13,648 shares due to repurchase of treasury stocks.
2.	The number of treasury common shares decreased by 12,000 shares due to cancellation of the treasury stocks.

3.          Matters Concerning Dividend of Surplus
(1)          Payment of dividend
(a)	Matters concerning dividends as resolved at the meeting of the board of directors held on February 21, 2008
	•	Total dividends:	JPY 311,080 thousand
	•	Source of dividends:	Earned Surplus

	•	Dividend per share:	JPY 2,500
	•	Record date:	December 31, 2007
	•	Effective date:	March 10, 2008
(b)	Matters concerning dividends as resolved at the meeting of the board of directors held on August 14, 2008
	•	Total dividends:	JPY 418,488 thousand
	•	Source of dividends:	Earned Surplus
	•	Dividend per share:	JPY 3,750
	•	Record date:	June 30, 2008
	•	Effective date:	September 16, 2008
(2)
Dividend with a record date in the current consolidated fiscal year and which becomes effective at the following fiscal year
The following dividend will be proposed at the meeting of the board of directors to be held on February 20, 2009:

	•	Total dividends:	JPY 647,152 thousand
	•	Source of dividends:	Earned Surplus
	•	Dividend per share:	JPY 3,750
	•	Record date:	December 31, 2008
	•	Effective date:	March 10, 2009

4.	Matters Concerning Stock Acquisition Rights as of the End of this Consolidated Fiscal Year
Type of Shares Underlying Stock Acquisition Rights	Number of Shares as of the end of the previous Consolidated Fiscal Year	Increased Number of Shares for this Consolidated Fiscal Year	Decreased Number of Shares for this Consolidated Fiscal Year	Number of Shares as of the end of this Consolidated Fiscal Year
Common shares (See Notes 1 and 2)	3,360 shares	- shares	1,013 shares	2,347 shares
(Notes)
1.	There was no increase in the number of the stock acquisition rights.
2.	The stock acquisition rights decreased by 1,013 shares due to expiration of stock options.

(Notes to Per Share Data)
1.	Net assets per share	JPY 141,701.89
2.	Net profit after tax per share	JPY 12,422.54

(Notes to Significant Subsequent Events)
Entering into a Merger Agreement with the Parent Company, eAccess Ltd.
Subject to the approval of the general meeting of shareholders, the Company resolved at the meeting of the board of directors held on February 12, 2009 to conduct the merger of the Company and eAccess Ltd. (“eAccess”) with eAccess as the surviving company.  The Company also executed the merger agreement on the same date.  The effective date of the merger is scheduled to be June 25, 2009 (the “Effective Date”).

1.          Purpose of Merger
eAccess and the Company decided to proceed with the merger, in order to maximize the synergies from the integration of the operations of the two companies, after determining that complete business integration of the two companies through a merger would be the best choice for the companies to strengthen their sales force and realize cost reductions, the basis for the maintenance and increase of business profitability, both of which would lead to maximization of the corporate values of the both companies.

2.	Outline of the Merger Counterparty
(i) Name of merger counterparty
 eAccess Ltd.

(ii)  Content of main business of the merger counterparty
Telecommunication business

(iii)Recent performance for the latest 3 fiscal years of the merger counterparty
	eAccess Ltd.(Consolidated)
Fiscal Periods	March 2006	March 2007	March 2008
Revenues (in million yen)	60,353	56,250	67,564
Operating Profit (in million yen)	9,375	1,049	7,092
Recurring Profit (Loss) (in million yen)	7,531	(1,564)	(8,365)
Net Income (Loss) (in million yen)	5,020	909	(6,351)
Net Assets (in million yen)	34,543	108,222	19,433
Total Assets (in million yen)	194,174	237,837	121,590
Number of Employees	492	660	347

3.          Method of Merger and Details of Merger Ratio
(i)    Method of Merger
Merger by absorption, where eAccess will be the surviving company, and the Company will be dissolved.

(ii)   Details of Merger Ratio
 Upon the Merger, eAccess will allot and deliver to the shareholders entered or recorded on the last shareholders’ register of the Company as of the day immediately preceding the Effective Date (excluding the Company and eAccess) common shares of eAccess in such number as is calculated by multiplying the number of common shares of the Company held by such shareholders by the Merger Ratio.
The Merger Ratio above means the ratio calculated by the following formula; provided, however, that the Merger Ratio will be rounded to two decimal places:
Merger Ratio = 120,000 yen / Average Share Price of Common Shares of eAccess
“Average Share Price of Common Shares of eAccess” means the simple average of the volume weighted average price of the common shares of eAccess on each trading day from May 25, 2009 (inclusive) through June 5, 2009 (inclusive) on the Tokyo Stock Exchange.

(iii) Calculation Basis of the Details of Merger Ratio
As a part of assessing by the companies fairness of calculation of the merger ratio, eAccess and the Company have respectively appointed their financial advisors, independent of the companies, and requested calculation of the merger ratio.
Also, with respect to calculation method of the merger ratio, eAccess and the Company decided to adopt such method as to ensure that the shareholders of the Company can receive the consideration for the Company’s shares in connection with the merger fixed at the time of execution of the merger agreement as described in 3. (ii) above (common shares of eAccess equivalent to 120,000 yen per share of the Company).  Such calculation method of the merger ratio was adopted after taking into consideration the benefits such as the ability to avoid shareholders of the Company bearing the risk of price fluctuation of the common shares of eAccess.
With respect to the value of the Company’s shares, after negotiations and discussions between eAccess and the Company, taking into account the results of the calculation of the value of the Company’s shares given by their financial advisors, the facts that the Merger and the Tender Offer are a series of transaction, that the purchase price per common share in the Tender Offer (the “Tender Offer Price”) was 120,000 yen, that the Company and eAccess announced that “the value of the Company’s shares for the purpose of the Merger is expected to be the same price as the Tender Offer Price, unless there are any particular circumstances”, and that there have been no particular circumstances that may materially impact on the valuation of the Company’s shares after the completion of Tender Offer on November 28, 2008 through the date hereof, and also the protection of minority shareholders’ interests /fair treatment for the Company’s shareholders, the two companies have determined that it is appropriate to set the value at 120,000 yen per share.
With respect to the value of eAccess shares, on the other hand, using the share price immediately prior to the effective date of the Merger could fit the purpose for which the method of calculating the merger ratio as described in 3. above.  However, since a certain period of time for administrative handling under the book-entry transfer system for stock etc. needs to be fixed before the effective date and to avoid the impact of an excessive fluctuation in share price on a particular trading day, the Company and eAccess have determined that it is appropriate to set the value as the simple average of the volume-weighted average price on each trading day for the period described above.

4.	Treatment of Stock Acquisition Right(s) and/or Bond(s) with Stock Acquisition Rights of the Dissolving Company
eAccess will not deliver any stock acquisition rights of eAccess or any cash to the Stock Acquisition Rights Holders of the Company.  The Company has not issued any bonds with stock acquisition rights.

5.	Schedule of Merger
Board of directors’ meeting to resolve the merger (both companies)	February 12, 2009 (Thursday)
Execution of merger agreement (both companies)	February 12, 2009 (Thursday)
Annual general meeting of shareholders to approve the merger (the Company)	March 27, 2009 (Friday) (scheduled date)
Date of determination of merger ratio	June 5, 2009 (Friday) (scheduled date)
Final trading day (the Company)	June 18, 2009 (Thursday) (scheduled date)
Date of delisting (the Company)	June 19, 2009 (Friday) (scheduled date)
Scheduled date of the merger (effective date)	June 25, 2009 (Thursday) (scheduled date)

6.	Trade Name, Contents of Business, Location of Head Office and Name and Title of Representative of the Post-Merger Company
(1)	Trade Name	eAccess Ltd.
(2)	Contents of Business	Telecommunication business
(3)	Location of Head Office	Shin-Nikko Bldg., 10-1 Toranomon, 2-chome Minato-ku, Tokyo
(4)	Name and Title of the Representative	Koji Fukata, Representative Director and President

 NON-CONSOLIDATED BALANCE SHEET
 (As of December 31, 2008)

ASSETS	AMOUNT (in thousand JPY)
Current Assets:	21,322,112
Cash and cash equivalents	11,358,846
Accounts receivable (Trade)	4,165,615
Goods in hand	118,639
Supplies and materials	9,676
Prepaid expenses	142,960
Deferred income tax assets	2,210,006
Accounts receivable-other	79,407
Lease payments receivable	3,222,614
Others	55,009
Allowance for doubtful accounts	(40,662)
Fixed Assets:	10,691,374
Tangible fixed assets	7,092,631
Buildings	134,328
Machine and equipment	6,807,170
Rental assets	127,847
Construction work in progress	23,283
Intangible fixed assets	2,245,542
Software	1,697,669
Know-how licenses	100,124
Internal wiring usage rights	446,058
Telephone subscription rights	1,689
Investments and other assets	1,353,201
Investments in subsidiaries and affiliates	206,382
Long-term prepaid expenses	8,490
Bonds and security deposits	220,894
Deferred income tax assets	912,963
Others	4,470
TOTAL ASSETS	32,013,487

LIABILITIES	AMOUNT (in thousand JPY)
Current Liabilities:	7,472,236
Accounts payable (Trade)	3,435,591
Short-term loans payable	3,000,000
Expenses payable	558,264
Corporate tax payable	48,159
Returnable deposits	46,618
Bonus reserve	43,787
Accounts payable (Facilities)	324,219
Others	15,593
Fixed Liabilities:	70,883
Pension reserve	70,883
TOTAL LIABILITIES	7,543,119

NET ASSETS
Shareholders’ Equity:	24,470,368
Paid in capital	16,693,636
Capital surplus	5,374,823
Capital reserve	3,714,322
Other capital surplus	1,660,501
Earned surplus	2,595,797
Earned reserve	104,040
Other earned surplus	2,491,756
Earned surplus carried forward	2,491,756
Treasury stocks	(193,889)
TOTAL NET ASSETS	24,470,368

TOTAL LIABILITIES & NET ASSETS	32,013,487

NON-CONSOLIDATED STATEMENT OF INCOME
(For the fiscal year from January 1, 2008 to December 31, 2008)
(in thousand yen)
Items	Amount
Net sales		29,946,068
Cost of sales		22,240,250
Gross profit		7,705,818
Selling, general and administrative expenses		4,727,306
Operating profit		2,978,511
Non-operating income
Interest income	1,340
Interest on securities	34,054
Sundry income	23,757	59,152
Non-operating expenses
Interest expenses	50,928
Commission expense	39,199
Sundry losses	727	90,856
Ordinary profit		2,946,807
Extraordinary profits
Gain on sale of fixed assets	6,192	6,192
Extraordinary losses
Loss on disposal of fixed assets	75,999
Adjustment associated with application of uniform accounting policies for parent company and subsidiaries	2,864,810
Impairment losses	394,740
Loss on devaluation of subsidiary companies stocks	300,000
Loss on extraordinary retirement support	127,125
Others	120,825	3,883,500
Net loss before taxes		930,499
Income tax expense-Current	5,810
Income tax expense-Deferred	(2,656,548)	(2,650,738)
Net profit after tax		1,720,238

NON-CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY AND OTHER NET ASSETS
(for the fiscal year from January 1, 2008 to December 31, 2008)

(in thousand yen)
	Shareholders’ Equity							Total Net Assets
	Paid in Capital	Capital Surplus		Earned Surplus		Treasury Stocks	Total Shareholders’ Equity
		Capital Reserves	Other Capital Surplus	Earned Reserves	Other Earned Surplus
					Earned Surplus Carried Forward
Balance at December 31, 2007	12,986,236	6,922	3,460,273	31,083	1,574,043	-	18,058,560	18,058,560
Net change in this period
Issue of new shares	3,707,400	3,707,400					7,414,800	7,414,800
Cash dividends					(729,568)		(729,568)	(729,568)
Increase in earned reserve due to dividends				72,956	(72,956)		-	-
Repurchase of treasury stock						(1,993,661)	(1,993,661)	(1,993,661)
Cancellation of treasury stocks			(1,799,772)			1,799,772	-	-
Net profit after tax					1,720,238		1,720,238	1,720,238
Total net change in this period	3,707,400	3,707,400	(1,799,772)	72,956	917,713	(193,889)	6,411,808	6,411,808
Balance at December 31, 2008	16,693,636	3,714,322	1,660,501	104,040	2,491,756	(193,889)	24,470,368	24,470,368

(Significant Accounting Policies)
1.	Criteria and Method of Valuation of Assets
(1)	Marketable securities
	Subsidiary shares:	At cost by moving average method
	Other securities without market value:	At cost by moving average method
(2)	Inventory assets
	Products:	At cost by gross average method
	Inventories:	At cost by last purchase cost method
2.	Depreciation of Fixed Assets
(1)	Tangible fixed assets:	Straight-line method
The main durable years are as follows:

Buildings:                    3-15 years
Machine and equipment:            3-10 years
Rental assets:                    6 years
(Additional information)
Following the amendment to the Corporation Tax Law, with respect to any tangible fixed assets acquired before March 31, 2007 commencing from the fiscal year immediately after the fiscal year in which the amount of depreciation calculated by using the method under the Corporation Tax Law before amendment reached 5% of the acquisition price, an amount equivalent to the differentials between the amount equivalent to 5% of the acquisition price and the memorandum price will be equitably depreciated for 5 years and accounted as part of depreciation.
The relevant accounting will not materially affect the operating profit, ordinary profit and income before tax.

(2)	Intangible fixed assets:
	Software:	It is depreciated by a straight-line method based on their durable years (5 years) inside the Company.
	Know-How License:	It is equitably depreciated pursuant to the estimated available years.
	Telecommunication Facilities Licenses:	It is depreciated by straight-line method for a period of 20 years.

(Amendment to Accounting Policies)
Previously, any expenditure required to connect NTT terminal stations or relay stations with the Company’s network facilities were accounted as the telecommunication facilities licenses within the intangible fixed assets item, and they were depreciated for the duration of 20 years.  However, when the Company became a consolidated subsidiary of eAccess Ltd. during this fiscal year, the Company determined that, in light of the purport described in the “Tentative Audit Treatment Concerning the Adoption of Consistent Accounting Policies by Parent and Subsidiary Companies” (Japanese Institute of Certified Public Accountants, Audit and Assurance Practice Committee Report No.

56), it is more reasonable to apply uniform accounting policies to the parent company and subsidiaries.  Accordingly, the Company made adjustments to apply such uniform accounting policies for the parent company and subsidiaries at the end of this fiscal year, and recorded the relevant assets as machine and equipment among the tangible fixed assets, and they are scheduled to be depreciated for a durable period of 3-10 years.  The differential from the previous book value which accrued as a result of this adjustment (JPY 2,864,810 thousand) is recorded as part of the extraordinary losses as “adjustment associated with application of uniform accounting policies for parent company and subsidiaries.”  The depreciation during this fiscal year is conducted as above as the telecommunication facilities licenses.

Goodwill:	It is depreciated by straight-line method for an effective period which will not be more than 20 years.
Internal wiring licenses:	It is depreciated by straight-line method for a certain number of years within the estimated period of accrual of profits.
(3) Investments and Other Assets
Long-term prepaid expenses:	These expenses are equitably depreciated.
3. Treatment of Deferred Assets
Share issuance expenses:	These expenses are fully accounted as accrued upon the delivery of shares.
4. Accounting Criteria for Allowances
(1) Allowance for doubtful accounts:
In order to prepare for loss from bad loans, doubtful loans are estimated based on actual loan loss rate for general claims and possibility for individual collection for certain claims doubtful of being collected.

(2) Bonus reserve:	In order to prepare for the payment of bonus to employees, the amount payable during this fiscal year out of the scheduled payment of bonus is recorded.
(3) Pension reserve:	In order to prepare for the payment of pensions to employees, the amount recognized to have accrued in this fiscal year is based on pension liabilities and pension asset balance as of the end of this fiscal year.  The past service liabilities are accounted as expenses by straight-line method for the number of years within the average remaining service term of the employees at the time of accrual (11.2 years).

5.         Criteria for Conversion of Assets and Liabilities Denominated in Foreign-Currencies into JPY
The monetary claims and liabilities denominated in foreign currencies are converted into JPY at the spot exchange rate as of the closing date, and the exchange differences are accounted as profit or loss.

6.         Lease Transactions
Finance lease transactions except those where the ownership in the leased articles transfers to the borrower are accounted in accordance with ordinary lease arrangement if the Company is a borrower, or are accounted in accordance with ordinary sales arrangement if the Company is a lender.

7.         Other Significant Matters Fundamental to the Preparation of Financial Statements
Accounting of national and local consumption taxes:
Excluded from figures.

(Change in Method of Presentation)
The “interest on securities” was recorded as part of the “interest income” among the non-operating income in the previous fiscal year (JPY 4,575 thousand), but since the amount has become significant, it is separately described for this fiscal year.

(Notes to Non-Consolidated Balance Sheet)
1.	Accrued depreciation of tangible fixed assets	JPY	7,318,727 thousand
(Note) The accrued impairment loss is included in the accrued depreciation.

2.	Monetary Claims and Liabilities to Affiliates
	Short-term monetary claims:	JPY	3,465,774 thousand
	Short-term monetary liabilities:	JPY	12,661 thousand

(Notes to Non-Consolidated Profit and Loss Statement)
1.	Amount of Trade with Affiliates
	Net sales:	JPY	570,251 thousand
	Purchase:	JPY	382,928 thousand
	Selling, general and administrative expenses:	JPY	10,741 thousand

2.	Significant Sundry Income
	Penalty receivable:	JPY	6,654 thousand

3.	Adjustment Associated with Application of Uniform Accounting Policies for Parent

Company and Subsidiaries
     The relevant amount is described in the paragraph, “(Significant Accounting Policies) 2. Depreciation of Fixed Assets (2) Intangible fixed assets- Telecommunication Facilities Licenses (Amendment to Accounting Policies).”

4.          The details of impairment losses are as follows:
Location	Purpose of Use	Type	Amount of Impairment Losses (in thousand yen)
Tokyo	Business assets	Machine and equipment	57,328
		Lease assets	20,779
		Software	207,302
		Goodwill	9,741
		Others	99,587
Total			394,740
The Company is basically grouping the business assets as the broadband access services.  Since the Company has determined to restructure the unprofitable businesses such as online video distribution platform services within the broadband access services, the book value of the assets used in the relevant business was reduced to the collectible value, and such amount of reduction is accounted as impairment loss.
The collectible value was calculated based on the net sales value.

(Notes to Non-Consolidated Statement of Changes in Shareholders’ Equity and Other Net Assets)
Matters Concerning Number of Treasury Stocks
Type of Shares	Number of Shares as of the end of the Previous Fiscal Year	Increased Number of Shares for this Fiscal Year	Decreased Number of Shares for this Fiscal Year	Number of Shares as of the end of this Fiscal Year
Common shares	- shares	13,648 shares	12,000 shares	1,648 shares
(Notes)
1.	The number of treasury common shares increased by 13,648 shares due to repurchase of treasury stocks.
2.	The number of treasury common shares decreased by 12,000 shares due to cancellation of the treasury stocks.

(Notes to Tax Effect Accounting)
The breakdown of the major items of accrual of deferred income tax assets and deferred income tax liabilities:
(in thousand JPY)
Deferred Income Tax Assets
Bonus reserve	16,248
Allowance for doubtful accounts	9,811
Adjustment associated with application of uniform accounting policies for parent company and subsidiaries	1,165,977
Impairment losses	145,370
Loss on devaluation of affiliated companies stocks	278,232
Loss on devaluation of goods in hand	77,286
Loss on facility lease contract cancellation	318
Estimate expenses	675,000
Pension reserve	28,497
Deficit	1,854,216
Others	36,250
Sub-total of Deferred Income Tax Assets	4,287,210
Valuation reserve	(1,164,241)
Total of Deferred Income Tax Assets	3,122,969

(Notes to Fixed Assets Used under Lease)
Finance lease transactions except those where the ownership in the leased articles transfers to the borrower
1.	Amount Equivalent to Acquisition Price, Amount Equivalent to Accumulated Depreciation, Amount Equivalent to Accumulated Impairment Losses and Remaining Balance at the end of the Fiscal Year
(in thousand JPY)
	Amount equivalent to acquisition price	Amount equivalent to accumulated depreciation	Amount equivalent to accumulated impairment losses	Remaining balance at the end of the Fiscal Year
Machine and equipment	5,645,004	3,103,090	783	2,541,130

2.          Remaining Balance for Off-Balance Operating Lease
(in thousand JPY)
Due within one (1) year	896,165
Due after one (1) year	1,703,616
Total	2,599,782
Balance of lease assets impairment	783

3.	Lease Expense, Decrease in Lease Assets Impairment, Amount Equivalent to Depreciation, Amount Equivalent to Interest Expenses and Impairment Losses
(in thousand JPY)
Lease expense	2,026,824
Decrease in lease assets impairment	23,635

Amount equivalent to depreciation	1,903,300
Amount equivalent to interest expenses	97,233
Impairment losses	20,779

4.	Calculation Method of Amount Equivalent to Depreciation and Amount Equivalent to Interest Expenses
Calculation method of amount equivalent to depreciation:	It is calculated with durable years to be the term of lease and by the straight-line method over the respective lease terms assuming a residual value of zero.
Calculation method of amount equivalent to interest expenses:
The amount of difference between the total lease amount and the amount equivalent to the purchase of lease article will be the amount equivalent to interest, and this will be allotted to each period in accordance with the interest method.

(Notes to Transactions with Related Parties)
1.          Parent Company and Corporate Major Shareholders
Attribution	Company Name	Paid in Capital/ Capital (in million JPY)	Ratio of Voting Rights Held by (in) the Company (%)	Relationship		Content of Transaction	Amount of Transaction (in thousand JPY)	Item	Balance at End of the Fiscal Year (in thousand JPY)
				Concurrent Office	Business Relationship
Parent Company	eAccess Ltd.	17,101	88.9 (direct ownership in the Company)	3 officers hold concurrent positions.	Lease of DSL facilities	Lease of DSL facilities (Notes 2 and 4)	435,240	Lease payments receivable/ Accounts receiva- ble (Trade)	3,336,864
						Purchase of DSL facilities (Notes 2 and 4)	3,596,476	-	-
Corporate Major Shareholder	NTT Communications Corporation(Note 3)	211,763	13.0 (direct ownership in the Company)	-	Provision of DSL/ optical lines, lease of relay channel and stations, etc.	Provision of DSL/ optical lines (Note 2)	6,675,875	Accounts receiva- ble (Trade)	1,150,447
						Lease of relay channels and stations(Note 2)	2,358,002	Accounts payable (Trade)/ Other accounts payable	325,047
(Notes)

1.	The consumption taxes are excluded from the amount of transaction but are included in the balance at the end of the fiscal year.
2.	The transaction terms and conditions are determined as same as general transaction terms and conditions.
3.
NTT Communications Corporation is no longer a “related party” due to the decrease in the percentage of voting rights of the Company held by it caused by the capital increase by allotment of new shares to a third party conducted by the Company on August 15, 2008.  The above amounts show the transaction amount during the period in which it was a related party, and the balance at the time when it was no longer a related party.

4.
DSL facilities are purchased from the parent company, eAccess Ltd., and they are then leased to eAccess Ltd. pursuant to the lease agreement.  Since the relevant lease transactions are accounted in accordance with the method of ordinary sales arrangement, the assets subject to the relevant lease agreements are accounted as lease payments receivable.

2.          Fellow Subsidiaries
Attribution	Company Name	Paid in Capital/ Capital (in million JPY)	Ratio of Voting Rights Held by (in) the Company (%)	Relationship		Content of Transaction	Amount of Transaction (in thousand JPY)	Item	Balance at End of the fiscal year (in thousand JPY)
				Concurrent Office	Business Relationship
Subsidiary of Corporate Major Shareholder	NTTPC Communications, Inc. (Note 3)	4,000	-	-	Provision of DSL/ optical lines	Provision of DSL/ optical lines (Note 2)	3,545,621	Accounts receiva- ble (Trade)	1,002,471
(Notes)
1.	The consumption taxes are excluded from the amount of transaction but are included in the balance at the end of the fiscal year.
2.	The transactions terms and conditions are determined as same as the general transaction terms and conditions.
3.
NTTPC Communications, Inc. is no longer a “related party,” since the percentage of voting rights of the Company held by NTT Communications Corporation (parent company of NTTPC Communications, Inc.) decreased due to the capital increase by allotment of new shares to a third party conducted by the Company on August 15, 2008.  The above amounts describe the transaction amount during the period in which NTTPC Communications, Inc. was a related party, and the balance at the time when it was no longer a related party.

(Notes to Accounting Related to Pensions)
1.          Outline of Pension Plan
The Company is a member of NTT Employees’ Pension Fund.

2. Matters Concerning Pension Liabilities	(in thousand JPY)
Pension liabilities	283,328
Balance of pension assets	212,445
Unfunded pension liabilities	70,883
Pension reserve	70,883

3. Matters Concerning Pension Expenses	(in thousand JPY)
Service costs	62,415
Total pension expenses	62,415

(Notes to Per Share Data)
1.	Net assets per share	JPY 141,796.38
2.	Net profit after tax for the period per share	JPY 12,541.84

(Notes to Significant Subsequent Events)
Entering into a Merger Agreement with the Parent Company, eAccess Ltd.
Subject to the approval of the general meeting of shareholders, the Company resolved at the meeting of the board of directors held on February 12, 2009 to conduct the merger of the Company and eAccess Ltd. (“eAccess”) with eAccess as the surviving company.  The Company also executed the merger agreement on the same date.  The effective date of the merger is scheduled to be June 25, 2009.

1.         Purpose of Merger
eAccess and the Company decided to proceed with the merger, in order to maximize the synergies from the integration of the operations of the two companies, after determining that complete business integration of the two companies through a merger would be the best choice for the companies to strengthen their sales force and realize cost reductions, the basis for the maintenance and increase of business profitability, both of which would lead to maximization of the corporate values of the two companies.

2.         Outline of the Merger Counterparty
(i) Name of merger counterparty
   eAccess Ltd.

(ii) Content of main business of the merger counterparty
   Telecommunication business

(iii) Recent performance for the latest 3 fiscal years of the merger counterparty
	eAccess Ltd.(Consolidated)
Fiscal Periods	March 2006	March 2007	March 2008
Revenues (in million yen)	60,353	56,250	67,564

Operating Profit (in million yen)	9,375	1,049	7,092
Recurring Profit (Loss) (in million yen)	7,531	(1,564)	(8,365)
Net Income (Loss) (in million yen)	5,020	909	(6,351)
Net Assets (in million yen)	34,543	108,222	19,433
Total Assets (in million yen)	194,174	237,837	121,590
Number of Employees	492	660	347

3.        Merger and Details of Merger Ratio
(i) Method of Merger
Merger by absorption, where eAccess will be the surviving company, and the Company will be dissolved.

(ii) Details of Merger Ratio
Upon the Merger, eAccess will allot and deliver to the shareholders entered or recorded on the last shareholders’ register of the Company as of the day immediately preceding the Effective Date (excluding the Company and eAccess) common shares of eAccess in such number as is calculated by multiplying the number of common shares of the Company held by such shareholders by the Merger Ratio.
The Merger Ratio above means the ratio calculated by the following formula; provided, however, that the Merger Ratio will be rounded to two decimal places:
Merger Ratio = 120,000 yen / Average Share Price of Common Shares of eAccess
“Average Share Price of Common Shares of eAccess” means the simple average of the volume weighted average price of the common shares of eAccess on each trading day from May 25, 2009 (inclusive) through June 5, 2009 (inclusive) on the Tokyo Stock Exchange.

(iii) Calculation Basis of the Details of Merger Ratio
As a part of assessing by the companies the fairness of calculation of the merger ratio, eAccess and the Company have respectively appointed their financial advisors, independent of the companies, and requested calculation of the merger ratio.
Also, with respect to calculation method of the merger ratio, eAccess and the Company decided to adopt such method as to ensure that the shareholders of the Company can receive the consideration for the Company’s shares in connection with the merger fixed at the time of execution of the merger agreement as described in 3. (ii) above (common shares of eAccess equivalent to 120,000 yen per share of the Company).  Such calculation method of the merger ratio was adopted after taking into consideration the benefits such as the ability to avoid shareholders of the Company bearing the risk of price fluctuation of the common shares of eAccess.
With respect to the value of the Company’s shares, after negotiations and discussions between eAccess and the Company, taking into account the results of the calculation of the value of the Company’s shares given by their financial advisors, the facts that the Merger and the Tender Offer are a series of transaction, that the Tender Offer Price was 120,000 yen, that the Company and eAccess announced that “the value of the Company’s shares for the purpose of the Merger is expected to be the same price as the Tender Offer Price, unless there are any particular circumstances”, and that there have been no particular circumstances that may materially impact on the valuation of the Company’s shares after the completion of Tender Offer on November 28, 2008 through the date hereof, and also the protection of minority shareholders’ interests /fair treatment for the Company’s shareholders, the two companies have determined that it is appropriate to set the value at 120,000 yen per share.
With respect to the value of eAccess shares, on the other hand, using the share price immediately prior to the effective date of the Merger could fit the purpose for which the method of calculating the merger ratio as described in 3. above.  However, since a certain period of time for administrative handling under the book-entry transfer system for stock etc. needs to be fixed before the effective date and to avoide the impact of an excessive fluctuation in share price on a particular trading day, the Company and eAccess have determined that it is appropriate to set the value as the simple average of the volume-weighted average price on each trading day for the period described above.

4.	Treatment of Stock Acquisition Right(s) and/or Bond(s) with Stock Acquisition Rights of the Dissolving Company
 eAccess will not deliver any stock acquisition rights of eAccess or any cash to the Stock Acquisition Rights Holders of the Company.  The Company has not issued any bonds with stock acquisition rights.

5.        Schedule of Merger
Board of directors’ meeting to resolve the merger (both companies)	February 12, 2009 (Thursday)
Execution of merger agreement (both companies)	February 12, 2009 (Thursday)
Annual general meeting of shareholders to approve the merger (the Company)	March 27, 2009 (Friday) (scheduled date)
Date of determination of merger ratio	June 5, 2009 (Friday) (scheduled date)
Final trading day (the Company)	June 18, 2009 (Thursday) (scheduled date)
Date of delisting (the Company)	June 19, 2009 (Friday) (scheduled date)
Scheduled date of the merger (effective date)	June 25, 2009 (Thursday) (scheduled date)

6.	Trade Name, Contents of Business, Location of Head Office and Name and Title of Representative of the Post-Merger Company
(1)	Trade Name	eAccess Ltd.
(2)	Contents of Business	Telecommunication business

(3)	Location of Head Office	Shin-Nikko Bldg., 10-1 Toranomon, 2-chome Minato-ku, Tokyo
(4)	Name and Title of the Representative	Koji Fukata, Representative Director and President

Audit Report on the Consolidated Financial Statements
Independent Auditors’ Report

February 13, 2009

To:          The Board of Directors of
   ACCA Networks Co., Ltd.

Deloitte Touche Tohmatsu
Yoshio Aoki (seal)
Designated Partner, Engagement Partner
Certified Public Accountant

Yuji Itagaki (seal)
Designated Partner, Engagement Partner
Certified Public Accountant

Pursuant to Article 444, Paragraph 4 of the Company Law, we have audited the consolidated financial statements of ACCA Networks Co., Ltd. for the consolidated fiscal year from January 1, 2008 through December 31, 2008 which are comprised of the consolidated balance sheet, the consolidated statement of income and the consolidated statement of changes in shareholders’ equity and other net assets.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to independently express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit is carried out on a test basis and includes evaluating the presentation in the overall consolidated financial statements, including assessment of the accounting principles adopted by management and the application thereof and estimates made by management.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and operating results of the corporate group composed of ACCA Networks Co., Ltd. and consolidated subsidiaries during the period reported in the consolidated financial statements in conformity with accounting principles generally accepted in Japan.

Supplementary Information
(1)    As described in the “Significant Matters Fundamental to the Preparation of Consolidated Financial Statements”, the Company has previously recorded expenses necessary to connect the network facilities of the Company to those of NTT terminal offices or relay offices to as telecommunication facilities licenses which is an intangible fixed asset, and applied depreciation thereto.  However, going forward, the Company will report the said asset as machine and equipment which is a tangible fixed asset and apply depreciation thereto.
(2)    As described in “Notes to Significant Subsequent Events”, the Company resolved at its board of directors held on February 12, 2009 that it will, subject to approval at the general meeting of shareholders, conduct merger with eAccess Ltd. with effective date on June 25, 2009 where eAccess, Ltd. will be the surviving company, and entered into the merger agreement as of the same date.

Our firm or the engagement partners do not have any interest in the Company, for which disclosure is required under the provisions of the Certified Public Accountants Law of Japan.

-END-

Independent Auditors’ Report
Independent Auditors’ Report
February 13, 2009

To:          The Board of Directors of
   ACCA Networks Co., Ltd.

Deloitte Touche Tohmatsu
Yoshio Aoki (seal)
Designated Partner, Engagement Partner
Certified Public Accountant

Yuji Itagaki (seal)
Designated Partner, Engagement Partner
Certified Public Accountant

Pursuant to Article 436, Paragraph 2, Item 1 of the Company Law, we have audited the financial statements of ACCA Networks Co., Ltd. for the 9th fiscal year from January 1, 2008 through December 31, 2008 which are comprised of the balance sheet, the statement of income and the statement of changes in shareholders’ equity and other net assets and their annexed detailed statements.  These financial statements and their annexed detailed statements are the responsibility of the Company’s management.  Our responsibility is to independently express an opinion on these financial statements and their annexed detailed statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and their annexed detailed statements are free of material misstatement.  An audit is carried out on a test basis and includes evaluating the presentation in the overall financial statements and their annexed detailed statements, including assessment of the accounting principles adopted by management and the application thereof and estimates made by management.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and their annexed detailed statements referred to above present fairly, in all material respects, the financial position and operating results during the period reported in the financial statements and their annexed detailed statements in conformity with accounting principles generally accepted in Japan.

Supplementary Information
(1)    As described in the “Significant Accounting Policies”, the Company has previously recorded expenses necessary to connect the network facilities of the Company to those of NTT terminal offices or relay offices to as telecommunication facilities licenses which is an intangible fixed asset, and applied depreciation thereto.  However, going forward, the Company will report the said asset as machine and equipment which is a tangible fixed asset and apply depreciation thereto.
(2)    As described in “Notes to Significant Subsequent Events”, the Company resolved at its board of directors held on February 12, 2009 that it will, subject to approval at the general meeting of shareholders, conduct merger with eAccess Ltd. with effective date on June 25, 2009 where eAccess, Ltd. will be the surviving company, and entered into the merger agreement as of the same date.

Our firm or the engagement partners do not have any interest in the Company, for which disclosure is required under the provisions of the Certified Public Accountants Law of Japan.

-END-

Board of Corporate Auditors’ Report
Auditors’ Report

The Board of Corporate Auditors has received auditors’ reports of the business performance of the directors during the 9th fiscal year from January 1, 2008 through December 31, 2008 from each of the corporate auditors. After discussing the reports we have prepared this Auditors’ Report and report as follows:

1.    Method and Details of Audit Performed by Corporate Auditors and the Board of Corporate Auditors
The Board of Corporate Auditors established the audit policy, audit plan and division of duties, received reports on the status and results of audits from corporate auditors as well as reports on the status of execution of duties from directors and independent auditors, and requested explanations when necessary.
Pursuant to the audit standard of corporate auditors prescribed by the Board of Corporate Auditors, and in accordance with the audit policy, audit plan and division of duties, each of the corporate auditors worked to communicate with directors, the Internal Audit and other employees, made efforts to gather information and establish the audit environment, in addition to attending the meetings of the Board of Directors and other important meetings, receiving reports from the directors and employees on their duties, requesting explanations when necessary.  Each of the corporate auditors also inspected approval documents concerning matters such as important decisions, and investigated the conditions of the business and financial conditions at the head office and the principal offices.  Furthermore, to ensure the execution of the duties of directors complied with the Law and the Articles of Incorporation and to ensure appropriate stock company operations, corporate auditors also monitored and investigated the details of the board resolution on the establishment of a system stipulated in Paragraph 1 and Paragraph 3 of Article 100 of the Ordinances for Enforcement of the Corporation Law and the status of the system (internal control system) established based on this resolution.  We worked to communicate and exchange information with the directors and the corporate auditors of subsidiaries and received reports on operations from subsidiaries when necessary. The above methods were used to examine the business report and its annexed detailed statements for the current fiscal year.
Furthermore, in addition to monitoring and examining whether the independent auditor maintained an independent position and performed auditing appropriately, we received reports from the independent auditor on the execution of its duties and requested explanations when necessary.  In addition, we received notice from the independent auditor that “The Systems for Ensuring the Proper Execution of Duties” (set forth in each Item of Article 159 of the Ordinance for Corporate Accounting) is organized in accordance with the “Standers for Quality Control of Audit” (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations whenever necessity arose. Based on the above methods, we examined the financial statements (the balance sheet, the statement of income and the statement of changes in shareholders’ equity and other net assets), their annexed detailed statements, and the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income and the consolidated statement of changes in shareholders’ equity and other net assets) for the current fiscal year.

2.           Result of Audit
(1) Result of audit of business report
i) The business report and annexed detailed statements fairly represent the condition of the company in accordance with the law and the Articles of Incorporation of the company.

ii) We have determined that there were no serious occurrences of dishonest or false activity or violations of any laws or the company’s Articles of Incorporation by any of the directors in carrying out their duties.
iii) We believe the details of resolutions of the Board of Directors regarding the internal control system are appropriate. We found no matters of note regarding the execution of duties of directors regarding the internal control system.

(2) Result of audit of financial statements and annexed detailed statements
In our opinion, the audit procedures and audit results received from the independent auditor Deloitte Touche Tohmatsu are appropriate.

(3) Result of audit of consolidated financial statements
In our opinion, the audit procedures and audit results received from the independent auditor Deloitte Touche Tohmatsu are appropriate.

February 19, 2009
Board of Corporate Auditors of
ACCA Networks Co., Ltd.
Masashi Nakaki (Seal)
Corporate Auditor (Full-time)
Seishi Fujita(Seal)
Outside Corporate Auditor
Yukio Goto (Seal)
Outside Corporate Auditor

Reference Document for the General Meeting of Shareholders

First Item                             Approval of the merger agreement

At their board of directors’ meetings held on February 12, 2009 the Company and eAccess Ltd. (“eAccess”) approved the execution of the merger agreement (the “Merger Agreement”) in connection with the absorption-type merger, under which the Company will become a dissolving company and eAccess will become a surviving company (the “Merger”).  Both companies executed the Merger Agreement on the same day.

We request your approval of the Merger Agreement.

The effective date of the Merger is scheduled to be June 25, 2009.  Pursuant to Article 796, Paragraph 3 of the Corporation Law, eAccess will not obtain the approval of the Merger Agreement at its general meeting of shareholders as set forth in Article 795, Paragraph 1 of the Corporation Law.  If this agenda item is approved, the Company’s common shares will be delisted from the Jasdaq Securities Exchange, Inc. as of June 19, 2009 (the final trading day will be the day immediately preceding the date of delisting) pursuant to its standards for delisting of shares.

1. Reason for the Merger
The Company’s businesses include the provision of broadband connection services for individuals, broadband access to the Internet and corporate network for business users, as well as user support required for such services.

Meanwhile, since its inception, eAccess’ corporate philosophy has been to realize “A new broadband life for all”.  Building on the stable financial bases resulting from its existing businesses of DSL and ISP (AOL), eAccess, as the eAccess group, has been implementing flexible and active management strategies.  Specifically, the eAccess group plans to make the mobile phone business its next main business.  In line with such action, the eAccess group plans to merge its fixed-line communication and mobile communication businesses in the world of broadband.

In the current operating environment of the Company and eAccess, the FTTH (optical) sector is rapidly expanding.  Also, it is undeniable that the recent market statistics show a decreasing trend in the number of DSL subscribers, especially in urban areas.  However, DSL is still superior in many ways such as price, easier implementation and wider service areas.  Also, many lower-speed dial-up connection users can be deemed potential customers of DSL services, which provide faster speeds and flat-rate pricing.  In such environment, it is certainly important that wholesale DSL operators such as the Company and eAccess work together wherever possible to promote the provision of new bundles of services, such as those related to mobile, and to obtain a new customer base to increase revenues, while at the same time, cooperating to reduce costs and strengthen management.

In this business environment, the Company and eAccess formally agreed to form a business and capital alliance by entering into the “Investment and Asset Transfer Agreement,” the “DSL Asset Utilization Agreement” and “Outsourcing Agreement” on July 31, 2008 as a

 first step.  Pursuant to the agreements, the Company issued 61,790 common shares to eAccess by third-party allotment on August 15, 2008.  Since the percentage of the aggregate issued shares of the Company held by eAccess became 45.10% as a result of the third-party allotment, the Company has become a consolidated subsidiary of eAccess.  Further, on September 1, 2008, the Company and eAccess commenced close business collaboration, such as the transfer of a portion of the business assets of eAccess to the Company and the outsourcing of mutually related businesses to the Company.  Also, currently, 5 candidates nominated by eAccess (Mr. Dai Sakata, Mr. Hideo Kobayashi, Mr. Eric Gan, Ms. Sayaka Iida and Mr. Masashi Ishida; Mr. Koji Fukata resigned as the Company’s director as of February 19, 2009) have been elected as the directors of the Company by resolution of an extraordinary meeting of shareholders of the Company, and one of such directors (Mr. Dai Sakata) holds office as representative director.

After the business and capital alliance described above, details of the business alliance were designed in a speedy manner.  At the same time, the Company and eAccess rediscovered the great synergies from, and the necessity of, the integration of the sales and marketing divisions and back-office sections, which was not initially contemplated as part of the business alliance.  In addition, in October 2008, the Company and eAccess decided that to cope with the worsening of the international financial crisis and confusion in the stock market caused by the subprime loan crisis, they should implement every measure to improve corporate value in a speedy manner, without being confined to the initial framework of the business alliance, the target of which had been to try to improve the management efficiency of each company while maintaining their independence.  Thus, eAccess conducted a tender offer (the “Tender Offer”) for the period from October 30, 2008 through November 28, 2008 in order to promptly realize an integration of both companies through the acquisition of additional shares of the Company. As a result, eAccess holds 88.06% (88.91% in terms of voting rights) of the aggregate issued shares of the Company as of December 31, 2008.

As announced before the Tender Offer, the Company and eAccess continued detailed consultations and discussions even after the completion of the Tender Offer, in order to maximize the synergies from the integration of the operations of the two companies.  Also the two companies conducted actions such as cost reduction, personnel exchanges and office integration.  The Company and eAccess decided that realization of the complete business integration of the two companies through a merger would be the best choice for the companies to strengthen their sales force and realize thorough cost reductions, the basis for the maintenance and increase of business profitability, both of which would lead to maximization of the corporate value of the two companies.  As a result, both companies decided to proceed with the Merger.

2. Details of the merger agreement
Details of the merger agreement executed on February 12, 2009 between the Company and eAccess are as follows:

Merger Agreement (copy)

eAccess Ltd. (Address: Shin Nikko Bldg., 10-1, Toranomon 2-chome, Minato-ku, Tokyo) (“eAccess”) and ACCA Networks Co., Ltd. (Address: 12-1, Yurakucho 1-chome, Chiyoda-ku, Tokyo) (“ACCA”) have agreed as follows with respect to the merger of eAccess and ACCA (the

“Merger”), and hereby execute the merger agreement (“the Agreement”).

Article 1 (Method of Merger)
eAccess and ACCA shall effect a merger under which eAccess will become a surviving company and ACCA will become a dissolving company.

Article 2 (Effective Date)
The date when the Merger becomes effective (the “Effective Date”) shall be June 25, 2009;  provided, however, that the Effective Date may be changed through discussion, if it is necessary to do so according to the progress of the merger procedures.

Article 3 (Matters Concerning the Number of Shares to be Delivered upon Merger and the Allocation of Shares)
1. Upon the Merger, eAccess shall deliver common shares of eAccess in such number as is calculated by multiplying the number of common shares of ACCA held by the shareholders entered or recorded on the last shareholders’ register of ACCA as of the day immediately preceding the Effective Date (excluding eAccess, ACCA and shareholders of ACCA who claim for repurchase of shares held by such shareholders pursuant to Article 785 of the Corporation Law (Law No. 86 of 2005, as amended; hereinafter the same); the “Covered Shareholders”) by the Merger Ratio.  The Merger Ratio shall mean the ratio calculated by the following formula; provided, however, that the Merger Ratio shall be rounded to two decimal places:

Merger Ratio = 120,000 yen / Average Share Price of Common Shares of eAccess

“Average Share Price of Common Shares of eAccess” shall mean the simple average of the volume-weighted average price of the common shares of eAccess on each trading day from May 25, 2009 (inclusive) through June 5, 2009 (inclusive) on the Tokyo Stock Exchange.

2. Upon the Merger, eAccess shall allot to the Covered Shareholders common shares of eAccess in such number as is calculated by multiplying the number of common shares of ACCA held by the Covered Shareholders by the Merger Ratio.

3. If the number of common shares of eAccess to be delivered by eAccess to the shareholders of ACCA in accordance with the preceding two Paragraphs contains a fraction less than one share, it shall be handled in accordance with Article 234 of the Corporation Law and other relevant laws and ordinances.

Article 4 (Handling of Stock Acquisition Rights)
By the Effective Date, ACCA shall acquire all of the issued stock acquisition rights without consideration, and cancel the same.

Article 5 (Amount of Paid-in Capital and Reserve to be Increased)
The amounts of paid-in capital and reserve, etc. of eAccess to be increased upon the Merger shall be as follows; provided, however, that depending on the condition of assets and liabilities of ACCA on the day immediately preceding the Effective Date, the amounts may be changed through discussions between eAccess and ACCA.
(1)	Paid-in capital: 0 yen

(2)	Capital reserve: 0 yen
(3)
Other capital surplus: the amount calculated by deducting the total of the amounts set forth in the preceding two Items from a change of the shareholders’ paid-up capital set forth in Article 58, Paragraph 1, Item 1 (ro) of the Ordinance for Corporate Calculation.

(4)	Profit reserve: 0 yen
(5)	Other earned surplus: 0 yen

Article 6 (General Meeting to Approve the Merger)
1. Pursuant to Article 796, Paragraph 3 of the Corporation Law, eAccess shall not obtain the approval of this Agreement at the general meeting of shareholders as set forth in Article 795, Paragraph 1 of the Corporation Law.

2. Not later than March 31, 2009 ACCA shall hold a general meeting of shareholders, and request the approval of this Agreement and a resolution concerning the matters necessary for the Merger; provided, however, that eAccess and ACCA may change the date of the general meeting of shareholders after holding separate discussions, if it is necessary to make such change according to the progress of the merger procedures or for other reasons.

Article 7 (Dividend of Surplus)
1. In accordance with the resolution of the board of directors, eAccess may pay a dividend of surplus to the shareholders or registered share pledgees entered or recorded on the last shareholders’ register of eAccess as of March 31, 2009.

2. In accordance with the resolution of the board of directors, ACCA may pay a dividend of surplus, 3,750 yen per common share and up to 653,332,500 yen in total, to the shareholders or registered share pledgees entered or recorded on the last shareholders’ register of ACCA as of December 31, 2008.

3. Except for the cases set forth in the preceding two Paragraphs, if eAccess and ACCA intend to pay a dividend of surplus based on a record date that is a day on or after the execution of this Agreement but prior to the Effective Date, eAccess and ACCA shall make such payment by agreement after holding separate discussions.

Article 8 (Succession of the Corporate Property)
On the Effective Date, ACCA shall transfer to eAccess all of its assets, liabilities, rights and obligations as of the day immediately preceding the Effective Date, and eAccess shall succeed to the same.

Article 9 (Duty of Care of a Good Manager in relation to the Corporate Property)
From the execution of this Agreement to the Effective Date, eAccess and ACCA shall perform their business, and administer, manage and operate their assets with the duty of care of a good manager, in conformity with the normal and daily custom, and in a manner substantially the same as the manner commonly employed.  If eAccess and ACCA intend to conduct any action that may materially affect respective assets, liabilities, rights or obligations, or issue shares, grant stock acquisition rights, dispose of respective treasury stocks (except pursuant to the exercise of stock acquisition rights or stock subscription rights), issue bonds with stock acquisition rights, consolidate or split shares, allot shares without consideration, effect an organizational restructuring or conduct any other action which may materially affect the Merger, eAccess and ACCA shall do so by agreement after holding separate discussions.

Article 10 (Treatment of Employees)
eAccess shall take charge over all ACCA’s employees as of the Effective Date.  The handling of employees shall be determined after holding separate discussions with ACCA.  As for the number of service years of ACCA’s employees, the number of service years at ACCA shall be included in the number of service years at eAccess.

Article 11 (Amendment and Termination of this Agreement)
If, for the period from the date hereof to the Effective Date, any property or management condition of eAccess or ACCA materially changes or any event that may cause such change is discovered, eAccess and ACCA may, after holding separate discussions, amend the contents of this Agreement, including the terms and conditions of the Merger, or terminate this Agreement, in writing.

Article 12 (Effect of this Agreement)
If this Agreement is not approved at ACCA’s general meeting of shareholders as set forth in Article 6, Paragraph 2; if this Agreement is terminated in accordance with the preceding Article; or if the approval or permission of the relevant government agency required by law or ordinance to perform this Agreement is not obtained, this Agreement shall cease to be effective.

Article 13 (Discussion)
In addition to the matters set forth in this Agreement, any matters necessary in relation to the Merger shall be determined based on the purpose of this Agreement after holding separate discussions.

Article 14 (Jurisdiction)
The Tokyo District Court shall be the exclusive court of jurisdiction in the first instance for any dispute arising in relation to this Agreement.

IN WITNESS WHEREOF, eAccess and ACCA have prepared this Agreement in duplicate, and retain one copy each after affixing their seals hereunto.

February 12, 2009

eAccess:
Address: Shin Nikko Bldg., 10-1, Toranomon 2-chome, Minato-ku, Tokyo
eAccess Ltd.
Koji Fukada, Representative Director & President (seal)

ACCA:
Address: 12-1, Yurakucho 1-chome, Chiyoda-ku, Tokyo
ACCA Networks Co., Ltd.
Isamu Suyama, President, Representative Director (seal)

3. Matters concerning the appropriateness of the consideration of the Merger
(1) Matters concerning the appropriateness of the total number or total amount of the consideration of the Merger

As a part of assessing by the companies the fairness of calculation of the merger ratio, the Company and eAccess have respectively appointed Lazard Freres K.K. (“Lazard”) and Nikko Cordial Securities Inc. (“Nikko”) as respective financial advisors independent of the companies, and requested calculation of the Merger ratio (neither Lazard nor Nikko falls under the related party of the Company or eAccess).

The Company and eAccess have adopted a method of calculating the merger ratio by fixing at the time of execution of the Merger agreement the consideration for the merger that the Company’s shareholders can receive, after taking into consideration price fluctuation risk of the common shares of eAccess that can be avoided, among other things.  Upon the Merger, eAccess will allot and deliver to the shareholders entered or recorded on the last shareholders’ register of the Company as of the day immediately preceding the Effective Date (excluding the Company, eAccess, and shareholders of the Company who claim for repurchase of shares held by such shareholders pursuant to Article 785 of the Corporation Law) common shares of eAccess in such number as is calculated by multiplying the number of common shares of the Company held by such shareholders by the Merger Ratio.  The Merger Ratio above means the ratio calculated by the following formula; provided, however, that the Merger Ratio will be rounded to two decimal places:

Merger Ratio = 120,000 yen / Average Share Price of Common Shares of eAccess

“Average Share Price of Common Shares of eAccess” means the simple average of the volume-weighted average price of the common shares of eAccess on each trading day from May 25, 2009 (inclusive) through June 5, 2009 (inclusive) on the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”).

With respect to the value of the Company’s shares, after negotiations and discussions between the Company and eAccess, taking into account the results of the calculation of the value of the Company’s shares given by their financial advisors, the fact that the Merger and the Tender Offer are a series of transaction, that the purchase price per common share in the Tender Offer (the “Tender Offer Price”) was 120,000 yen, that the Company and eAccess announced that “the value of the Company’s shares for the purpose of the Merger is expected to be the same price as the Tender Offer Price, unless there are any particular circumstances” in eAccess’ press release entitled “Notice Regarding Commencement of Tender Offer for Share Certificates, Etc. of ACCA Networks Co., Ltd., A Subsidiary of eAccess Ltd.” dated October 29, 2008, and the Company’s press release entitled “Announcement of Resolution of Support for Tender Offer” of the same date, and that there have been no particular circumstances that may materially impact the valuation of the Company’s shares after the completion of Tender Offer through the date hereof and also the protection of minority shareholders’ interests /fair treatment for the Company’s shareholders, the two companies have determined that it is appropriate to set the value at 120,000 yen per share.

With respect to the value of eAccess shares, using the share price immediately prior to the effective date of the Merger could fit the purpose for which the method of calculating the merger ratio above is adopted.  However, since a certain period of time for administrative handling and among others is needed under the book-entry transfer system for stocks before the effective date and to avoid the impact of an excessive fluctuation in share price on a particular trading day, the Company and eAccess have determined that it is appropriate to set the value as the simple average of the volume-weighted average price of each trading day for the period described above.

The summary of the results of calculation of the share value of the Company conducted by the financial advisors of the Company and eAccess, being considered as the basis for calculation of the merger ratio, is as follows.

In considering the Tender Offer, Lazard made a valuation analysis of the Company’s shares based on financial projections provided by the Company, and submitted a report on the valuation analysis of ACCA shares dated October 29, 2008 (the “Lazard Valuation Analysis Report”), to the board of directors of the Company.  In this report, Lazard performed a discounted cash flow valuation (the “DCF method”) and a bid premium analysis following the consideration of the valuation method for the Tender Offer to evaluate the value of the common shares of the Company based on the financial information, financial projections and certain other assumptions and conditions provided by the Company.

The Company informed Lazard that there had been no particular changes to such financial projections after the Tender Offer.  Thus, Lazard submitted a report dated February 12, 2009, to the Company to the effect that there would be no change to the valuation made in the Lazard Valuation Analysis Report submitted to the Company on October 29, 2008.  The Company has not obtained a fairness opinion from Lazard or any valuation agencies, and Lazard expresses no opinions with respect to the fairness or appropriateness of the Company’s value per share or the merger ratio for the Merger.

Meanwhile, as a reference material for the board of directors of eAccess to determine the purchase price for the Tender Offer, Nikko submitted the “Report on Calculation of Share Value” dated October 27, 2008, concerning the Company’s shares, to the board of directors of eAccess.  In such report, Nikko used the DCF method and the market share price method to evaluate the valuation of the Company’s shares, taking into consideration the details and forecast of the Company’s business performance, synergy effects arising between the Company and eAccess and other factors, and decided that the range of the share value per share of the Company calculated based on each method is as follows:

DCF method:	113,348 yen -132,787 yen
Market share price method:
82,095 yen - 90,076 yen (the base date for valuation is October 24, 2008, and the share value is evaluated at one-month average closing share price and the average closing share price from the day immediately following the day when eAccess announced that it would make the Company its subsidiary to the base date for valuation)

As per request from eAccess, Nikko conducted additional actions, such as the analysis and examination of the business plan of the Company submitted through eAccess, as well as interviews with the Company and eAccess for the board of directors of eAccess to determine the merger ratio for the Merger.  As a result, Nikko did not find any material matters or events that might require revision of the results of calculation made in the “Report on Calculation of Share Value” submitted to the board of directors of eAccess on October 27, 2008.  Pursuant to the above, Nikko submitted a report dated February 12, 2009 to eAccess stating that the “Report on Calculation of Share Value” dated October 27, 2008 was still valid as a report of calculation by Nikko.  eAccess did not obtain a fairness opinion from Nikko or any valuation agencies. Nikko does not express any opinion with respect to the fairness or appropriateness of the merger ratio of the Merger.

(Note) The Lazard Share Valuation Analysis Report was intended solely for the benefit and use of the board of directors of the Company and was not intended to be, and does not constitute, a recommendation to any holder of the Company’s shares.  In preparing the report, Lazard relied upon information supplied by the Company and information that is publicly available, including certain statements, estimates and forecasts provided by the Company with respect to the future performance of the Company.  Lazard relied upon the accuracy and completeness of such information, and has not conducted, or assumed responsibility for any independent verification of such information.

(2) Reason for selecting common shares of eAccess as the consideration for the Merger
In the Tender Offer, the Company has provided its shareholders an opportunity to sell the Company’s shares in exchange for cash.  In the Merger, the Company has selected common shares of eAccess as the consideration for the Merger.  The Company and eAccess have decided that it is appropriate to select common shares of eAccess as the consideration for the Merger since, among other things, it will become possible to provide the Company’s shareholders an opportunity to benefit from the improvement of the corporate value and share value of the merged company as a result of the Merger, and as the Merger is a merger between listed companies liquidity should be maintained of the listed shares.

(3) Matters considered to avoid damage to the interests of the Company’s shareholders
eAccess holds 88.91% of the voting rights of the Company (as of December 31, 2008) and appointed a majority of the directors of the Company.  Therefore, in order to ensure the fairness and appropriateness of the conditions and the necessary procedures for the Merger, both the companies have decided that they should proceed with caution.

Specifically, as described in (1) above, the Company and eAccess have requested Lazard and Nikko as financial advisors independent from the two companies to calculate the merger ratio, and receive a report.  Also, with respect to the Merger, the board of directors of the Company have obtained advice from the financial point of view from Lazard, accounting and taxation advice from Ernst & Young Transaction Advisory Services Co., Ltd. (“Ernst & Young”), and legal advice from its legal advisor, Mori Hamada & Matsumoto, concerning issues such as the decision-making process of the Merger, and have followed the content of such advice.

Furthermore, the board of directors of the Company has received an opinion from outside directors Mr. Noritsugu Yamaoka and Mr. Hiroyoshi Yamamoto, neither of whom have any special interest in eAccess and the Merger, that the decision-making by the board of directors concerning the Merger has followed a fair and appropriate process, and therefore is reasonable.

After receiving the proposal for the Merger from eAccess, the Company has held several consultations and negotiations with eAccess.  In addition, the Company has taken into consideration the conditions of the Merger, the business conditions and business environment of the Company, the possibility and certainty of the improvement in corporate value through the Merger, advice from Lazard, Ernst & Young and Mori Hamada & Matsumoto, as well as the opinions of Mr. Noritsugu Yamaoka and Mr. Hiroyoshi Yamamoto to the effect that the decision by the board of directors’ meeting concerning the Merger is reasonable. As a result, the decision to execute the Merger Agreement has been unanimously decided.

Of the directors of the Company, Mr. Koji Fukata, Mr. Hideo Kobayashi, Mr. Eric Gan and Ms. Sayaka lida concurrently hold the positions of representative director, directors and executive officers of eAccess.  Mr. Masashi Ishida concurrently holds the position of Executive Director of EMOBILE Ltd., a company accounted for under the equity method by eAccess.  Therefore, from the viewpoint of avoiding conflict of interest, these 5 persons did not participate in the discussions and resolutions of the Merger at the board of directors’ meeting of the Company.  Also, these 5 persons did not participate in discussions and negotiations with eAccess as the management of the Company.  Moreover, Mr. Dai Sakata has now retired from eAccess, but holds the office of representative director of the Company, as one of the management appointed by eAccess on October 1, 2008. Therefore, since the possibility of a conflict of interest with the Company is undeniable, Mr. Sakata did not participate in the discussions and resolutions of the Merger at the board of directors’ meeting of the Company.  Also, Mr. Sakata did not participate in discussions and negotiations with eAccess as the management of the Company.

In addition, the Corporate Auditors of the Company, including the Outside Corporate Auditor who attended the board of directors’ meeting, are of the opinion that they have no objection to the decision to execute the Merger Agreement by the board of directors of the Company.  Of the Corporate Auditors of the Company, Mr. Yukio Goto concurrently holds the position of the Auditor of eAccess.  Therefore, in order to avoid a conflict of interest, he has not expressed any opinion concerning the resolution related to the Merger reached at the board of directors’ meeting of the Company.

(4)	Matters concerning the appropriateness of the amount of paid-in capital and reserve of eAccess
The amounts of paid-in capital and reserve of eAccess to be increased upon the Merger are as follows:
(1)	Paid-in capital: 0 yen
(2)	Capital reserve: 0 yen
(3)
Other capital surplus: the amount calculated by deducting the total of the amounts set forth in (1) and (2) above from a change of the shareholders’ paid-up capital set forth in Article 58, Paragraph 1, Item 1 (ro) of the Ordinance for Corporate Calculation

(4)	Profit reserve: 0 yen

(5)	Other earned surplus: 0 yen

The Company considers that the amounts of paid-in capital and reserve above are appropriate in light of the laws and ordinances and the capital policy of eAccess.

4. Matters to be referred to in relation to the consideration of the Merger
(1)	Provisions of the Articles of Incorporation of eAccess
Please refer to “Articles of Incorporation and Financial Statements, Etc. of eAccess Ltd.” in a separate volume.

(2)	Matters concerning the method of realizing the consideration for the merger
(i)	Markets in which the consideration for the Merger is traded Common shares of eAccess are traded on the first section of the Tokyo Stock Exchange.

(ii)
Persons who act as intermediaries, brokers or agents for the trades for the consideration of the Merger
Common shares of eAccess can be traded through ordinary first financial instruments dealers (securities companies).

(iii)	Matters concerning the market price of the consideration for the Merger
The monthly high and low share price of common shares of eAccess for the most recent 6 months are as follows.  The latest market price of eAccess’ shares is available on the Tokyo Stock Exchange website (http://www.tse.or.jp/) or other materials.

Month	August 2008	September 2008	October 2008	November 2008	December 2008	January 2009
High (yen)	65,500	68,300	60,600	49,700	57,200	62,700
Low (yen)	55,100	57,500	39,050	41,000	44,000	47,850
(Note) The highest and lowest share prices were quoted on the Tokyo Stock Exchange (the first section).

5. Matters concerning financial statements, etc.
(1)	Details of the financial statements, etc. for the last fiscal year of eAccess, etc.
For details of the financial statements for the last fiscal year of eAccess, etc., please refer to “Articles of Incorporation and Financial Statements, etc. of eAccess Ltd.” in a separate volume.

(2)	Disposal of important property, liability of material obligations, and other events that materially impact the condition of the corporate property after the end of the last fiscal year of eAccess
(i)	Establishment of a commitment line
On May 16, 2008, eAccess established a JPY15,000 million commitment line with three banks for up to 58 months for purposes of its working capital and capital investment finance.  The amount borrowed was 13,000 million yen as of December 31, 2008.

(ii)	Making the Company a subsidiary by subscription of shares
eAccess executed an investment agreement and a business alliance agreement dated July

31, 2008, with the Company.  Based on these agreements, eAccess subscribed for 61,790 common shares of the Company for 7,414 million yen in total by way of a third-party allotment, with the payment made on August 15, 2008.  As a result, eAccess holds 45.10% (in terms of voting rights, 45.32%) of the aggregate issued shares of the Company, making the Company its consolidated subsidiary.

(iii)	Tender offer for the Company’s shares, etc.
eAccess conducted the Tender Offer for the common shares and stock acquisition rights of the Company from October 30, 2008, through November 28, 2008 in order to make the Company its wholly owned subsidiary (purchase price: 120,000 yen per share of the Company; 1 yen per stock acquisition right of the Company).  74,852 common shares were tendered in the Tender Offer.  As a result, eAccess holds 88.06% (in terms of voting rights, 88.91%) of the aggregate issued shares of the Company as of December 31, 2008.

(3)	Disposal of important property, liability of material obligations, and other events that materially impact the condition of the corporate property after the end of the last fiscal year of the Company

(i)	Dividend from surplus
At the board of directors’ meeting held on February 20, 2009, the Company resolved to pay from surplus a dividend of 3,750 yen per common share (647,152,500 yen in total) on March 10, 2009, to the shareholders or registered share pledgees entered or recorded on the last shareholders’ register of the Company as of December 31, 2008.

(ii)	Financing and lending to eAccess
At the board of directors’ meeting held on February 20, 2009, the Company passed the following resolution concerning financing for the purpose of lending to eAccess and the lending to eAccess:
(a) Financing through sale of assets to syndicated lease companies and purchase of the same assets in installments
  (I)     Items to be sold: network equipment
  (II)    Sales price: up to 4.8 billion yen (scheduled)
  (III)   Borrowing period: from March 2009 to February 2012 (scheduled)
  (IV)   Contract date: February 28, 2009 (scheduled)

(b) Lending to eAccess
  (I)     Amount: up to 4.8 billion yen (scheduled)
  (II)    Loan period: from March 2009 to February 2012 (scheduled)
  (III)   Contract date: February 28, 2009 (scheduled)

Second Item                             Partial amendment to the Articles of Incorporation

1. Reason for the amendment
The “Law for Partial Amendment to the Law Concerning Book-Entry Transfer of Corporate Bonds and Other Securities for the Purpose of Streamlining the Settlement of Trades of Shares and Other Securities” (Law No. 88 of 2004; the “Settlement Streamlining Law”) was enforced on January 5, 2009 and shares in all listed companies were transferred to the book-entry transfer system for stocks (“stock dematerialization”).  Accordingly, we propose amendment to the Articles of Incorporation of the Company as follows:

(i)
We will delete the provisions for share certificates, beneficial shareholders and a beneficial shareholders’ register, since these provisions are no longer required (Article 7 of the current Articles of Incorporation; Article 7, Paragraph 3 of the Proposed Amendment; and Article 8 of the Proposed Amendment).  As for Article 7 (Issue of Share Certificates) of the current Articles of Incorporation, a resolution for the amendment to the Articles of Incorporation is deemed to have passed, whereby the provision of the Articles of Incorporation will be invalidated on January 5, 2009 the enforcement date of the Settlement Streamlining Law, pursuant to Article 6, Paragraph 1 of the Supplemental Provisions of the Settlement Streamlining Law.

(ii)	For a register of lost share certificates, we will transfer the provision to the Supplemental Provisions and add the required provisions, since it is necessary to take transitional measures for one year from the day immediately following the enforcement date of the Settlement Streamlining Law.

2. Details of the amendment
Details of the amendment are as follows:
(Underlined parts are subject to amendment)
Current Articles of Incorporation	Proposed Amendment
Article 7 (Issue of Share Certificates)

The Company shall issue share certificates for its shares.

Article 8 (Administrator of the Shareholders’ Register)

1. The Company shall appoint an administrator of the shareholders’ register.

2. The administrator of the shareholders’ register and its handling place shall be determined by the board of directors’ resolution, and shall be announced publicly.
(Will be deleted) Article 7 (Administrator of the Shareholders’ Register) (Will not be amended) (Will not be amended)
3. Preparing and keeping the shareholders’ register (including the beneficial shareholders’	3. Preparing and keeping the shareholders’ register and the register of stock acquisition register; hereinafter the same), the register of stock acquisition rights and the register of lost share certificates of the Company, and other administrative matters concerning the shareholders’ register, the register of stock acquisition rights and the register of lost share certificates shall be delegated to the administrator of the shareholders’ register, and shall not be handled by the Company.

Article 9 (Share Handling Rules)
The handling of the Company’s shares and the exercise of the rights of shareholders (including beneficial shareholders; hereinafter the same), as well as the fees therefor, shall be governed by laws and ordinances, these Articles of Incorporation, and share handling rules to be established at a meeting of the board of directors.

Articles 10 to 37

(Provisions are omitted.)

(New provisions)

rights of the Company, and other administrative matters concerning the shareholders’ register and the register of stock acquisition rights shall be delegated to the administrator of the shareholders’ register, and shall not be handled by the Company.

Article 8 (Share Handling Rules)
The handling of the Company’s shares and the exercise of the rights of shareholders, as well as the fees therefor, shall be governed by laws and ordinances, these Articles of Incorporation, and share handling regulations to be established at a meeting of the board of directors.

Articles 9 to 36

(The number of each Article will be advanced one by one.)

Supplemental Provisions
1. Preparing and keeping the register of lost share certificates of the Company, and other administrative matters concerning the register of lost share certificates shall be delegated to the administrator of the shareholders’ register, and shall not be handled by the Company.

2. The preceding Paragraph and this Paragraph shall be deleted on January 6, 2010.

Third Item     Election of five (5) directors

The term of office of the directors Mr. Isamu Suyama, Mr. Dai Sakata, Mr. Koichi Hirono, Mr. Noritsugu Yamaoka, Mr. Hiroyoshi Yamamoto, Mr. Hideo Kobayashi, Mr. Eric Gan, Ms. Sayaka Iida and Mr. Masashi Ishida will expire at the close of this general meeting of shareholders.

As the efforts aiming at the management integration with eAccess Ltd., have been progressing successfully since November 2008, we propose election of five (5) directors, a decrease of four (4) directors, to optimize the number of members of the board of directors.

The Company’s former directors Mr. Hiroyuki Tsukamoto and Mr. Atsushi Tanaka retired as of December 31, 2008 and Mr. Ryusaku Hoshino and Mr. Koji Fukada retired as of February 19, 2009.

The director nominees are as follows:
Nominee No.	Name (Date of Birth)	Biography, Position, Business in Charge and Representative Position, Etc. of Other Corporations, Etc.	Number of the Company’s Shares Held
1	Isamu Suyama (July 3, 1966)
June 2000
Joined ACCA Networks Co., Ltd.

October 2000
Manager of Network Operation Division, ACCA Networks Co., Ltd.

June 2002
Manager of Corporate Services Division and Vice Manager of Network Engineering, ACCA Networks Co., Ltd.

November 2004
Manager of Business Administration Division, Corporate Business, ACCA Networks Co., Ltd.

January 2005
Manager of Technical Administration Division, Network Engineering, ACCA Networks Co., Ltd.

March 2006
Executive Officer, Manager of Network Engineering, and Manager of
- share

Technical Operation, ACCA Networks Co., Ltd.

October 2007
Executive Officer in charge of technology and operation, and Manager of System Engineering, ACCA Networks Co., Ltd.

March 2008
President, Representative Director and Chief Executive Officer, ACCA Networks Co., Ltd. (incumbent)

2	Dai Sakata (October 17, 1969)
April 1992
Joined Kokusai Denshin Denwa Co., Ltd. (currently KDDI CORPORATION)

July 2003
Joined eAccess Ltd.

April 2005
Manager of Services Planning Department,  Management Planning Division, ADSL Business Unit, eAccess Ltd.

April 2008
Manager of Management Planning Division and Services Planning Department, Network Business Unit, eAccess Ltd.

October 2008
Representative Director and Executive Vice President (in charge of technology and operation), ACCA Networks Co., Ltd. (incumbent)
- share
3	Koichi Hirono (November 25, 1960)	October 2001 Chemical Division Manager, Controller Department, ExxonMobil Yugen Kaisha September 2002 Asia-Pacific Business Center Project Manager, Controller Department, ExxonMobil Yugen Kaisha	6 shares

January 2005
Joined ACCA Networks Co., Ltd., Manager in charge of Finance and Accounting, Corporate Division

April 2005
Executive Officer, Manager of Finance and Accounting, and Manager of Procurement & Purchasing, ACCA Networks Co., Ltd.

March 2006
Director, Senior Executive Officer, Manager of Finance and Accounting, and Manager of Procurement & Purchasing, in charge of Human Resources and General Affairs-Legal, ACCA Networks Co., Ltd.

January 2007
Director, Senior Executive Officer, and Manager of Finance and Accounting, in charge of Human Resources, General Affairs and Procurement & Purchasing, ACCA Networks Co., Ltd.

August 2007
Director, Executive Officer in charge of Finance & Management, and Manager of Finance and Accounting, ACCA Networks Co., Ltd.

March 2008
Director and Executive Officer (in charge of Finance & General Administrations), ACCA Networks Co., Ltd. (incumbent)

4	Eric Gan (September 6, 1963)	October 1993 Joined Goldman Sachs Japan Ltd. (currently Goldman Sachs Japan Co. Ltd.) November 1999 Managing Director, Goldman Sachs Japan Co. Ltd.	- share

January 2000
Representative Director, eAccess Ltd.

January 2005
Representative Director, Senior EVP & CFO, eAccess Ltd.

January 2005
Representative Director, EMOBILE Ltd.

June 2005
Representative Director, Senior EVP & CFO, EMOBILE Ltd.

February 2007
Director, CULTIVE Ltd. (incumbent)

May 2007
Representative Director, President & COO, EMOBILE Ltd. (incumbent)

May 2007
Representative Director & Senior EVP, eAccess Ltd.

June 2007
Director, eAccess Ltd. (incumbent)

October 2008
Director, ACCA Networks Co., Ltd. (incumbent)

5	Masashi Ishida (February 22, 1967)
April 1992
Joined KOBAYASHI YOKO CO., LTD.

August 2000
Joined eAccess Ltd.

May 2004
Executive Officer, and Manager of Organizational Management, eAccess Ltd.

April 2006
Executive Officer, and Manager of Management Division, EMOBILE
- share

Ltd. April 2006 CSO, eAccess Ltd. (incumbent) May 2007 Senior Executive Officer, and Manager of Management Division, EMOBILE Ltd. (incumbent) October 2008 Director, ACCA Networks Co., Ltd. (incumbent)
(Notes)	1.
Mr. Dai Sakata was previously an executing person (“gyoumu shikkou sha”; as defined in Article 2, Paragraph 3, Item 6 of the Ordinances for Enforcement of the Corporation Law; hereinafter the same) of the Company’s parent company eAccess Ltd. or its subsidiaries.  His position and responsibilities as an executing person at these companies for the past five years are described in “Biography, Position in the Company, Business in Charge and Representative Position, Etc. of Other Corporations, Etc.” above.

2.
Mr. Eric Gan is an outside director nominee.  He has broad experience and extensive knowledge of the management analysis and management practice in the telecommunications business sector.  We propose electing him as an outside director in order to benefit from his experiences with respect to the management of the Company.

3.
Mr. Masashi Ishida is an outside director nominee.  He has a broad experience and extensive knowledge of corporate management business.  We propose electing him as an outside director in order to benefit from his experiences with respect to the management of the Company.

4.
As described in “Biography, Position in the Company, Business in Charge and Representative Position, Etc. of Other Corporations, Etc.” above, Mr. Eric Gan is in a position of the director of eAccess Ltd., which engages in ADSL and other business.

5.
The Company and EMOBILE Ltd. have a business relationship for the provision of mobile telecommunications services.  Mr. Eric Gan is in a position of the Representative Director of EMOBILE Ltd., and Mr. Masashi Ishida is in a position of the Senior Executive Officer and Manager of Management Division of EMOBILE Ltd.

6.
Mr. Eric Gan and Mr. Masashi Ishida are executing persons of the Company’s parent company eAccess Ltd. or its subsidiaries.  Their position and responsibilities as executing persons at these companies for the past five years and at present are described in “Biography, Position in the Company, Business in Charge and Representative Position, Etc. of Other Corporations, Etc.” above.

7.
The Company executed a liability limitation agreement with Mr. Eric Gan and Mr. Masashi Ishida, which has a minimum liability amount as prescribed in Article 425, Paragraph 1 of the Corporation Law.  If their re-election is approved at this general meeting of shareholders, the agreement will continue.

8.	Five months has passed since Mr. Eric Gan took office as the outside director of the Company.
9.
As described in “Biography, Position in the Company, Business in Charge and Representative Position, Etc. of Other Corporations, Etc.” above, Mr. Masashi Ishida is an employee of EMOBILE Ltd., a corporation which has a close relationship (tokutei kankei jigyousha) with the Company, and is paid employee’s salary from EMOBILE Ltd.  Five months has passed since he took office as the outside director of the Company.

Fourth Item     Election of one (1) corporate auditor

Mr. Masashi Nakaki, corporate auditor, will resign at the close of this general meeting of shareholders, therefore we propose election of a new corporate auditor.  Mr. Noritsugu Yamaoka, a corporate auditor nominee, will be a substitute for corporate auditor Mr. Masashi Nakaki if elected, and accordingly his term of office will be until the expiry of the term of office of the retiring corporate auditor, in accordance with Article 28, Paragraph 2 of the Company’s Articles of Incorporation.

This proposal has been approved by the board of corporate auditors.
The corporate auditor nominee is as follow:
Name (Date of Birth)	Biography, Position, Business in Charge and Representative Position, Etc. of Other Corporations, Etc.	Number of the Company’s Shares Held
Noritsugu Yamaoka (September 12, 1941)
March 1989
Fujisawa Plant Manager, IBM Japan, Ltd.

October 1991
Yasu Plant Manager, IBM Japan, Ltd.

June 1992
Director in charge of MDQ (management quality), IBM Japan, Ltd.

June 1994
Director in charge of technology market development, IBM Japan, Ltd.

June 1996
Senior Managing Director, IBM Japan, Ltd.

April 2002
Advisor, IBM Japan, Ltd.

June 2003
Auditor, INNOTECH CORPORATION

March 2008
Director, ACCA Networks Co., Ltd. (incumbent)
- share
(Notes)	1.	Mr. Noritsugu Yamaoka is currently a director, but will retire as director at the close of this general meeting of shareholders due to the expiry of his term of office.
	2.	There is no special interest between Mr. Noritsugu Yamaoka and the Company.

Fifth Item    Election of the Independent Auditor

The Company’s independent auditor Deloitte Touche Tohmatsu will retire at the close of this general meeting of shareholders due to the expiry of its term of office, and we propose election of a new independent auditor.

This proposal has been approved by the board of corporate auditors.
The independent auditor nominee is as follows:
Name	KPMG AZSA & Co.
Office	Location of the principal office: 1-2, Tsukudo-cho, Shinjuku-ku, Tokyo
History	July 1985 October 1993 January 2004
Asahi Shinwa & Co. was established.

Asahi Shinwa & Co. merged with Inoue Saito Eiwa Audit Corporation (founded in April 1978), and changed its name to Asahi & Co.

Asahi & Co. merged with AZSA & Co. (formed in February 2003), and changed its name to KPMG AZSA & Co.

Overview	Amount of Capital: Members: CPA: Junior CPA: Junior CPA who passed an examination under the new system: Other staff: Total: Number of Clients: 4,833	3,955 million yen 1,925 (Managing Partner: 268; Partner: 255) 505 1,493 1,189 5,112
(As of December 31, 2008)

END

Access Map to the Place of the Meeting of General Meeting of Shareholders

(Place of Meeting)	Sapia Hall of Tokyo Station Conference Sapia Tower 5F, 7-12, Marunouchi 1-chome, Chiyoda-ku, Tokyo TEL 03-6888-8080

(Access Map)

Transportation Access Guide

-	From JR Tokyo Station	2-minute walk from Yaesu North ticket gate 1-minute walk from Shinkansen entrance (Nihombashi ticket gate)

-	By Metro	The entrance hall (1F) is directly connected to Otemachi Station of Tokyo Metro Tozai, Hanzomon, Marunouchi and Chiyoda lines and Toei Mita line via stairs near Exit B7.

(Note) Please avoid coming by car.